                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                               September 15, 1997
                       ---------------------------------
                       (Date of earliest event reported)


                                Manor Care, Inc.
             ------------------------------------------------------
             (Exact name of Registrant as Specified in its Charter)


     Delaware                          1-8195                 52-1200376
-----------------------------   ---------------------      ---------------
(State or Other Jurisdiction    (Commission File No.)      (IRS Employer
of Incorporation)                                          Identification No.)



              11555 Darnestown Road, Gaithersburg, Maryland 20878
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)

                                 (301) 979-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5.  Other Events.

         On September 15, 1997 Manor Care, Inc. (the "Company") issued a press release which is attached hereto as Exhibit 99.1. Such press release is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits

         (a)  Financial Statements
              --------------------


         (b)  Financial Statement Schedule
              ----------------------------


         (c)  Exhibits
              --------

                27  Financial Data Schedule.
              99.1  Press Release, dated September 15, 1997.



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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 MANOR CARE, INC.


                                 By: /s/ James H. Rempe
                                    -------------------------------------------
                                     Name:  James H. Rempe
                                     Title: Senior Vice President, General
                                            Counsel and Secretary


Date:  September 15, 1997


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                                    SUMMARY


         As used herein, "Manor Care" refers to Manor Care, Inc. prior to the Distribution, "Manor Care Realty" refers to Manor Care, Inc. after the Distribution and "ManorCare Health Services" refers to New ManorCare Health Services, Inc. (to be renamed ManorCare Health Services, Inc.) after the Distribution.

The Distribution

         Pursuant to the Distribution Agreement to be entered into between Manor Care and ManorCare Health Services (the "Distribution Agreement"), on or prior to the date the Distribution is effected (the "Effective Date") Manor Care will convey or cause to be conveyed to ManorCare Health Services all of the right, title and interest of Manor Care and its subsidiaries in: (i) all of the business and assets of Manor Care's assisted living business (the "Assisted Living Business"); (ii) the shares of Common Stock of Vitalink Pharmacy Services, Inc. ("Vitalink") owned by Manor Care; and (iii) the shares of Common and Preferred Stock of In Home Health, Inc. ("In Home Health") owned by Manor Care (the "Contribution of Assets").

         Manor Care will assign to ManorCare Health Services and ManorCare Health Services will assume certain liabilities, including, subject to certain exceptions, all liabilities arising from (i) the operation of the Assisted Living Business or the ownership or use of assets or other activities in connection therewith arising after the Distribution Date (ii) the operation of Manor Care Realty's 171 skilled nursing facilities (the "Skilled Nursing Facilities") after the Effective Date and (iii) the ownership of stock in Vitalink or In Home Health whether arising before, on or after the Distribution (the "Assumption of Liabilities").

         Contemporaneously with the Effective Date, Manor Care will make a capital contribution (the "Capital Contribution") to ManorCare Health Services of (i) approximately $250 million in cash and (ii) a $250 million note of Manor Care Realty (the "Realty Note"). See "Description of Certain Indebtedness of Manor Care Realty -- the Realty Note."

         Following the Contribution of Assets, the Assumption of Liabilities and the Capital Contribution, Manor Care will distribute to the holders of record of Manor Care's common stock, par value $.01 per share ("Manor Care Common Stock"), one share of the common stock, par value $.01 per share, of ManorCare Health Services for every share of Manor Care Common Stock. Following the Distribution, Manor Care will change its name to Manor Care Realty, Inc.

         As a result of the Distribution, Manor Care will have separated into two independent publicly traded companies: Manor Care Realty and ManorCare Health Services. Manor Care Realty will (i) be a health care real estate company focused on the ownership, construction, development and acquisition of health care properties, including skilled nursing and assisted living facilities and
(ii) own Mesquite Community Hospital in Mesquite, Texas. ManorCare Health
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Services will (i) own and operate all of the business and assets of, and be responsible for the liabilities associated with, the Assisted Living Business,
(ii) operate and manage the Skilled Nursing Facilities owned by Manor Care Realty and (iii) own all of Manor Care's stock in Vitalink and In Home Health.

The Exchange Offer

         Manor Care plans to offer to exchange $1,000 principal amount of its 7 1/2% Senior Notes due June 15, 2006 issued by ManorCare Health Services (the "New MCHS Senior Notes") for each $1,000 principal amount of 7 1/2% Senior Notes due June 15, 2006 of Manor Care (the "Old Senior Notes") properly tendered (the "Exchange Offer"). Consummation of the Exchange Offer will result in the effective assumption by ManorCare Health Services of all or a part of the obligations of Manor Care under the Old Senior Notes as they existed prior to the Distribution. Obligations with respect to the Old Senior Notes not exchanged will remain obligations of Manor Care Realty following the Distribution. See "The Exchange Offer."

New Indebtedness

         Prior to the consummation of the Distribution, Manor Care Realty expects to obtain a new bank credit facility which will consist of a $300 million revolving credit facility and a $150 million term loan facility (the "Credit Facilities"). Manor Care Realty is also planning to make a public offering of $350 million aggregate principal amount of senior unsecured debt securities. For a description of the expected terms of the Credit Facilities, see "Description of Certain Indebtedness - Other Indebtedness."


             BUSINESS OF MANOR CARE REALTY AFTER THE DISTRIBUTION

         Manor Care Realty will be a health care real estate company focused on the ownership, construction, development and acquisition of health care properties, including skilled nursing and assisted living facilities. Manor Care and its predecessor companies have been engaged in the development, construction and acquisition of health care properties since 1959. At or prior to the Distribution, Manor Care Realty will enter into a series of agreements with ManorCare Health Services pursuant to which ManorCare Health Services will lease and operate all of Manor Care Realty's 171 Skilled Nursing Facilities and Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. See "-- Relationship With ManorCare Health Services." Following the Distribution, Manor Care Realty's principal sources of revenue will arise from
(i) payments pursuant to the lease of the Skilled Nursing Facilities to ManorCare Health Services and (ii) the proceeds of the sale to ManorCare Health Services of assisted living facilities developed by Manor Care Realty. Manor Care Realty's principal expenses will include (i) the costs incurred in developing the assisted living facilities for ManorCare Health Services, (ii) the costs of operating the assisted living facilities prior to their sale to ManorCare Health Services and (iii) financing costs, including interest expense. Assuming the Distribution and the related

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transactions had been consummated on June 1, 1996, on a pro forma basis for the year ended May 31, 1997, Manor Care Realty would have had approximately $217 million in revenue and earnings before interest, taxes, depreciation and amortization of approximately $158 million.

         Manor Care Realty's geographically diversified portfolio of properties will include:

         . 171 Skilled Nursing Facilities in 28 states containing approximately 24,050 beds. The Skilled Nursing Facilities will be operated by ManorCare Health Services pursuant to the terms of the Lease Agreements described under "-- Relationship With ManorCare Health Services -- Lease Agreements Relating to Skilled Nursing Facilities."

         . 25 assisted living facilities under construction by October 1, 1997 in 12 states, including 6 Springhouse senior residences serving the general assisted living population and 19 Arden Courts serving persons with early to middle stages of Alzheimer's disease or related memory impairment. Upon completion, these facilities will be managed by ManorCare Health Services pursuant to the Assisted Living Facility Management Agreement. Assuming that certain occupancy levels are attained within two years, these facilities will be purchased by ManorCare Health Services pursuant to the terms of the Development Agreement and on a formula based price. See "-- Relationship With ManorCare Health Services -- Development Agreements Relating to Assisted Living Facilities" and
                  "-- Assisted Living Facility Management Agreement."

         . 64 sites under contract and in development, including 48 Arden Court sites and 16 Springhouse sites. These facilities will also be managed by and, if the requisite occupancy levels are achieved, purchased by ManorCare Health Services pursuant to the terms of the Assisted Living Facility Management Agreement and the Development Agreement.

         . 2 skilled nursing facilities under construction with 268 beds and 3 skilled nursing sites under contract and in development.

         . Mesquite Community Hospital in Mesquite, Texas, a 172 licensed-bed hospital located in Mesquite, Texas, a Dallas suburb. Mesquite Hospital, which opened in 1978, is a general medical/surgical acute care hospital fully accredited by the Joint Commission for the Accreditation of Health Care Organizations.

         Manor Care and its predecessors have been engaged in the construction, development and acquisition of health care facilities since 1959. Since fiscal year 1993, Manor Care has completed 72 development projects with a total asset value of $203 million, including ten skilled nursing facilities with a total asset value of $76.1 million, fourteen Arden Courts facilities with a total asset value of $53.2 million, and one Springhouse senior residence with a total asset value of $7.0

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million. Manor Care has also completed 47 significant additions to its existing skilled nursing facilities with a total asset value of $66.6 million. Manor Care Realty plans to develop approximately 200 assisted living facilities for sale to ManorCare Health Services over the next five years, including approximately 170 Arden Courts and 38 Springhouse senior residences.

         Manor Care Realty will have an experienced management team, with expertise in market feasibility, regulatory issues, site selection, design, and project management as well as the acquisition of health care facilities. The five senior members of Manor Care Realty's development team have worked with Manor Care for an average of 16.5 years. These individuals have in-depth knowledge of the health care market with particular expertise in the state regulatory environment for both skilled nursing and assisted living facilities. See "Management Of Manor Care Realty After The Distribution." Manor Care Realty believes that its experienced management and high quality, geographically diversified portfolio of long term care properties will ensure that it continues to be one of the nation's leading health care real estate developers and owners.

         Over the past three years, Manor Care has established itself as a leader in the high growth, high margin, private pay segment of the assisted living business. The assisted living business is currently experiencing unprecedented market demand, according to industry sources. Driven by America's aging population, increasing life expectancies, health care trends toward greater diversity of senior support care offerings and services, demand for assisted living services is expected to grow significantly over the next thirty years. Over the next five years, Manor Care Realty plans to focus on the development of over 200 assisted living facilities for sale to ManorCare Health Services. Manor Care Realty expects that ManorCare Health Services will account for the vast majority of Manor Care Realty's revenues during this period.

Business Strategy

         Manor Care Realty believes it will benefit from a strong relationship with ManorCare Health Services, one of the nation's leading providers of high-quality senior support services within the private pay segment. ManorCare Health Services will lease and operate ManorCare Realty's Skilled Nursing Facilities pursuant to long term leases. Subject to certain exceptions, Manor Care Realty will also have the exclusive right to develop assisted living facilities for ManorCare Health Services, which plans to acquire approximately 200 assisted living facilities over the next five years. Finally, subject to certain restrictions in its arrangements with ManorCare Health Services and the availability of capital, Manor Care Realty will consider diversifying its portfolio base to include other heath care real estate intensive businesses. Manor Care Realty plans to maintain its status as a leading developer and owner of senior support health care service facilities and to enhance its growth and profitability through the implementation of the following key initiatives:

         . Benefit From High Quality, Geographically Diverse Portfolio of Properties. Manor Care Realty believes that it will have one of the highest quality portfolios of skilled nursing facilities in the industry, which will be leased, managed and

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                  operated pursuant to the Lease Agreements by ManorCare Health
                  Services, one of the nation's leading providers of senior support health care services. The majority of the Skilled Nursing Facilities were purpose-built (that is designed and built as skilled nursing facilities as opposed to being converted from some other use). Manor Care Realty believes the geographic diversity of the Skilled Nursing Facilities (171 facilities in 28 states) makes the portfolio less susceptible to adverse changes in state regulation and regional economic downturns. Manor Care Realty believes these facilities are among the industry leaders in terms of percentage of beds dedicated to specialty products and quality payor mix. A significant portion of the beds in Manor Care Realty's Skilled Nursing Facilities are dedicated to specialty products, including Arcadia (Alzheimer's special care unit), Heritage and Williamsburg (high-end lifestyle products), and Medbridge (high acuity unit). Finally, Manor Care Realty believes its facilities enjoy a more attractive quality mix compared to other long term care operators. Manor Care's private pay residents (whose care is paid for from private sources or by non-government insurance) accounted for approximately 60% of revenues in fiscal year 1997. Manor Care Realty believes it will benefit from its strong portfolio by participating in the operating profit generated by these facilities in accordance with the terms of the Lease Agreements.

            . Develop Assisted Living Facilities for ManorCare Health Services. Manor Care Realty believes the anticipated increased market demand for assisted living facilities presents Manor Care Realty with opportunities for growth. Manor Care Realty believes it can successfully capitalize on its ability to efficiently develop purpose-built assisted living projects through the planned development of approximately 200 assisted living facilities for sale to ManorCare Health Services over the next five years, including approximately 170 Arden Courts and 38 Springhouse senior residences. Pursuant to the Development Agreement between Manor Care Realty and ManorCare Health Services, ManorCare Health Services will have a two-year option (measured from the time a particular facility opens) to purchase each facility. In addition, if at any time during this two-year stabilization period, occupancy stabilizes at 80% for a period of 30 days ManorCare Health Services will be obligated to purchase the facility. The purchase price for each facility will be at a premium to the total development costs, with the size of the premium based on the number of months elapsed since the opening of the facility. During the two-year stabilization period and pending the purchase of the facility, ManorCare Health Services will manage the facility for Manor Care Realty on a fixed monthly fee basis. In addition to developing assisted living facilities for ManorCare Health Services and leasing the Skilled Nursing Facilities to ManorCare Health Services, Manor Care Realty plans to work closely with ManorCare Health Services to develop new assisted living products aimed at different segments of the assisted living business not currently served by the Springhouse and Arden Courts concepts.

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         .        Diversify Portfolio Base. While Manor Care Realty expects that over the next five years the vast majority of its revenues will be derived from ManorCare Health Services, subject to contractual restrictions and the availability of capital, Manor Care Realty will consider diversifying its operator base and establishing relationships with other leading health care providers.

Industry Overview

         Manor Care Realty will focus on the ownership, development, construction and acquisition of health care properties, principally in the long-term care segment of the health care industry. The long-term care industry encompasses a broad range of accommodations and health care services that are provided primarily to seniors. For example, seniors requiring limited services can use home health care or adult day care. Retirement homes, congregate housing, and continuing care retirement communities are options for those seniors seeking community housing. As an individual's need for assistance increases, assisted living facilities offer residents assistance with activities of daily living ("ADLs") in a residential environment. Finally, seniors requiring around-the-clock nursing care can be placed in skilled nursing facilities. The long-term care industry is experiencing significant growth due to several factors:

         . Supply/demand imbalance. According to a 1997 report by the National Investment Conference and Price Waterhouse, the demand for seniors housing exceeds the supply of available beds. The Health Insurance Association of America estimates that approximately 7 million elderly will need long-term care in 1997, rising to 9 million by 2005 and to 12 million by 2020. Manor Care Realty believes this imbalance will continue into the next century and drive the growth of the long-term care industry.

         . Favorable demographic trends. According to the U.S. Bureau of the Census, the number of seniors 85 years and older is estimated to increase by approximately 32% from 3.7 million seniors in 1996 to 4.9 million seniors by 2005. According to industry sources, approximately 57% of the population over age 85 currently require assistance with ADLs, and more than 50% suffer from Alzheimer's disease or other cognitive disorders. Manor Care Realty believes that the growth of an increasingly frail population will drive demand for long-term care products and services tailored to meet the unique needs of this elderly population, including skilled nursing facilities, assisted living facilities, and Alzheimer's care facilities. In addition, Manor Care Realty believes that the increasing affluence of the elderly will enable them to afford high quality care. According to the U.S. Bureau of the Census, the median net worth of householders age 75 and older has increased from $61,491 in 1988 to $76,541 in 1992.

         . Increasing awareness of the range of options available to seniors. Manor Care Realty believes that consumers are increasingly aware of the wide range of long-

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                  term care options, from home health to adult day care to
                  assisted living facilities, that are available to meet their housing and health care needs. The availability of information and referral sources such as the National Council on Aging and the Alzheimer's Association, the growth of nationally branded long-term care operators such as Manor Care and the emerging assisted living companies, and increased press coverage of the needs of the aging baby boomer population, have raised the general consumer's awareness of options available to seniors in the long-term care industry.

         . Changing family dynamics. Due to the growing number of dual income families and the geographic dispersion of families, many children are unable to care for their elderly parents in their own homes. Historically, unpaid women, primarily daughters or daughters-in-law, represented a large portion of the caregivers of the non-institutional elderly. In addition, the greater affluence of these dual income families enables them to better provide financial support to their parents. Manor Care Realty believes that, as a result, adult children are increasingly seeking high quality facilities which will provide their parents with the care and support that they require.

         Manor Care Realty, as one of the premier owners and developers in the long-term care industry, is well positioned to capitalize on the growth of the long-term care industry for several reasons:

         . Increasing use of outside development companies by health care operators. Health care operators are increasingly looking to experienced health care developers to provide them with design, construction management and zoning and regulatory assistance as well as to reduce their investment costs and associated risks.

         . Need for capital to finance the aggressive development plans of the seniors housing industry. Health care operators are looking for new sources of financing to fuel their growth. The equity markets and, increasingly, health care real estate investment trusts (REITs), have provided a source of capital for many of these companies. However, traditional sources of capital may not be sufficient to meet the projected growth of the seniors housing market.

         . Complex regulatory environment. The long-term care industry is governed by a wide variety of regulations at the local and state levels. 38 states require certificates of need ("CONs") to build skilled nursing facilities and at least 8 states require CONs for assisted living beds. A number of states are considering adding regulations for assisted living development. In addition, many states have imposed moratoriums on skilled nursing beds which further complicates the process of securing approval to develop new or renovate existing skilled nursing facilities.

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                  Finally, the construction of new skilled nursing and assisted living facilities typically requires local zoning and land use approvals, permits and certificates of occupancy. Manor Care Realty believes that its experience in the regulatory arena and its in-house health planning department provide it with a significant advantage in managing the complex regulatory process at the local and state levels.


Business

         Skilled Nursing Facilities

         Manor Care Realty believes it will be the premier owner of skilled nursing facilities in the United States. Through a cohesive framework of proprietary care protocols Manor Care Realty's Skilled Nursing Facilities provide (i) long-term care for chronically ill and frail elderly individuals who need 24-hour skilled nursing and physical, occupational and speech therapies;
(ii) high acuity, short-term, post-hospital care for medically complex patients and persons in need of aggressive rehabilitation; and (iii) long-term care for individuals with middle to late-stage Alzheimer's disease or related memory impairment. In all cases these services include appropriate nursing care, room and board, special diets, occupational, speech, physical and recreational therapy and other services designed to improve the well-being of the resident.

         ManorCare Health Services will lease, operate and manage Manor Care Realty's Skilled Nursing Facilities pursuant to Lease Agreements under which ManorCare Health Services will pay monthly fees to Manor Care Realty. See "-- Relationship With Manor Care Health Services -- Lease Agreements."

         Manor Care Realty's skilled nursing facilities target affluent to middle income seniors in need of skilled nursing care. Manor Care Realty believes its facilities enjoy a more attractive quality mix compared to other long-term care operators. Manor Care's private pay residents accounted for approximately 60% of revenues in fiscal year 1997. Manor Care Realty believes it will benefit from its strong portfolio by participating in the operating profit generated by these facilities in accordance with the terms of the Lease Agreements.

         Manor Care Realty's Skilled Nursing Facilities differentiate themselves from their competitors by offering unique specialty products designed to meet the needs of specific customer segments. A significant portion of the beds at Manor Care Realty's Skilled Nursing Facilities are dedicated to specialty services, which are attractive because they generate higher per patient day revenues and profits than standard long-term care. For example, the Heritage and Williamsburg wings in 107 of Manor Care Realty's Skilled Nursing Facilities provide residents with upgraded decor, a private lounge and special programs and, in the case of the Williamsburg wings, concierge services and a private dining area with a gourmet menu. Manor Care Realty believes that the Heritage and Williamsburg design concepts contribute to Manor Care's high percentage of private pay residents compared to the rest of the industry. Within Manor Care Realty's Skilled

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Nursing Facilities, ManorCare Health Services also will continue to operate 141
Arcadia special-care units providing services to individuals in the middle to late stages of Alzheimer's disease or afflicted with related memory impairment. Finally, ManorCare Health Services will continue to operate within the Skilled Nursing Facilities 22 dedicated MedBridge high acuity units featuring high staff-to-patient ratios, sophisticated clinical capabilities and state-of-the-art rehabilitation departments. Manor Care Realty believes these high-end specialty products will facilitate marketing efforts to attract longer stay (1-3 years) private pay residents.

         Manor Care is currently constructing 2 skilled nursing facilities and has 3 nursing sites under contract and in development. A typical skilled nursing facility built by Manor Care has 120 beds, costs approximately $8.5 million to build (including the cost of the land) and takes approximately twelve to thirteen months to construct.

         Assisted Living Facilities

         Assisted living facilities serve elderly persons who require assistance with activities of daily living but who do not require the constant nursing supervision that skilled nursing facilities provide. Manor Care Realty currently has 25 assisted living facilities under construction and 64 sites for new assisted living facilities under contract and in development. These facilities will be managed by, and if the requisite occupancy levels are achieved within two years, purchased by ManorCare Health Services pursuant to the terms of the Assisted Living Facility Management Agreement and the Development Agreement. Also, pursuant to the Development Agreement, Manor Care Realty plans to develop approximately 200 assisted living facilities for sale to ManorCare Health Services over the next five years, including approximately 170 Arden Courts and 38 Springhouse senior residences. See "-- Relationship With Manor Care Health Services -- Development Agreement." Manor Care Realty believes that upon completion of this development plan ManorCare Health Services will be the nation's largest operator of Alzheimer's assisted living facilities. Manor Care Realty's assisted living units are generally rented to occupants pursuant to 30-day or one-year leases, subject to Manor Care's right to terminate the lease if the occupant becomes too frail for the facility.

         In a strategy similar to that employed in connection with the Skilled Nursing Facilities, the assisted living facilities to be developed by Manor Care Realty will target affluent to middle income seniors in need of a full range of assisted living services to optimize their quality of life. These services will be available 24 hours a day and generally include meal service, housekeeping, personal care, nursing and health related services, social and recreational services, transportation and special services (such as banking and shopping). Personal services will include bathing, dressing, personal hygiene, grooming, ambulating and dining assistance. Health-related services, which are tailored to individual patient needs and applicable state regulatory requirements, may also include assistance with medication management, skin care and injections, as well as health care monitoring.

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         The Arden Courts assisted living facilities to be developed by Manor
Care Realty are a distinct product and service segment focused exclusively on individuals suffering from the early to middle stages of Alzheimer's disease or related memory impairment. These special purpose assisted living facilities offer a proprietary, specially designed physical plant with security systems, structured activities and related resident services and support systems. These facilities are typically divided into four color-coded houses comprising a total of 56 units with access to communal living rooms, kitchens, dining rooms and protected gardens. All aspects of the facilities' operations are managed by an Executive Director specially trained in the care of Alzheimer's patients. Arden Courts assisted living facilities are designed to allow residents the freedom to move about independently while keeping them safely contained within a secured area. A typical Arden Courts facility has 56 units, costs approximately $4.5 million to build (including the cost of the land) and takes approximately ten months to construct.

         The Springhouse senior residences to be developed by Manor Care Realty are freestanding, residential-style facilities designed to meet the needs of the general assisted living population. These facilities are functionally arranged to provide a home-like atmosphere. The architectural and interior design concepts incorporate the Manor Care operating philosophy of delivering superior quality care, protecting resident privacy, enabling freedom of choice, encouraging independence and fostering individuality in a home-like setting. Each facility is operated with certain protocols designed to maintain the health of the residents and to provide a measure of security and support for those individuals. Each facility includes common areas designed to promote social interaction among residents, such as a dining area, a laundry room, a library, a wellness center, barber and beauty shop, crafts room, spa and a snack room or ice cream parlor. In addition, Springhouse residents have access to medication management services, therapy and other ancillary services, as well as dementia programs and dedicated dementia units in some locations. A typical Springhouse senior residence has 105 beds, costs approximately $9.5 million to build and takes approximately twelve to thirteen months to construct.

         Real Estate Development and Acquisition Activities

         Pursuant to the Development Agreement, Manor Care Realty plans to develop approximately 200 assisted living facilities for sale to ManorCare Health Services over the next five years. In this regard, Manor Care Realty will employ an integrated internal development process pursuant to which Manor Care Realty's market feasibility, health planning, interior design, architecture, development, and construction personnel will develop and open these facilities. Manor Care Realty's development process is divided into three discrete phases.

         The first phase of the development process involves market feasibility and site selection. Manor Care Realty's in-house market feasibility team will be responsible for identifying and prioritizing the top metropolitan statistical areas for development on a national basis, based on (i) the demographics of each market, (ii) fit with Manor Care Health Services' existing cluster markets, and
(iii) the competitive environment in each market. Following market selection, regionally focused development teams will be responsible for identifying potential sites, creating

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

site schematics, executing purchase agreements, selecting external civil engineers and consultants, preparing an initial budget, and obtaining land use approval. At the same time, Manor Care Realty's health planning department will perform CON analyses and, if needed, file for any required CONs and obtain CON approval for each approved site. Manor Care Realty will conduct full market feasibility studies, including demographic analyses, evaluations of existing and planned competitors, and rate assessments. The market feasibility and site selection phase takes approximately nine to twelve months.

         The second phase of the process consists of project planning and design. During this stage Manor Care Realty's development team will determine the project schedule and select external fee architects responsible for adopting prototype designs to local building requirements. Manor Care Realty's architectural and construction departments will conduct regular review of progress by the fee architect to ensure that Manor Care Realty's standards are being met. In addition, Manor Care Realty's centralized construction purchasing and interior design departments will create finish schedules and preliminary lists of furniture, fixtures, and equipment (FF&E) for the facility. The architecture and interior design teams maintain a running log of design issues during this phase of the process which will be used to refine Manor Care Realty's prototypes. The final steps of the planning and design phase involve creating the final project budget, finalizing the financial pro formas, and securing the relevant permits. The planning and design phase takes approximately three to six months.

         The last phase of Manor Care Realty's development process is the construction and licensure of the facility. Regionally focused construction teams will be responsible for selecting the general contractor, obtaining final permits and conducting biweekly reviews of progress. These biweekly meetings involve construction management, the general contractor, the fee architect, and ManorCare Health Services' district operations team. The construction teams are also responsible for coordinating with all state and local jurisdictions and health departments to obtain certificates of occupancy and licensure of facilities. The construction and licensure phase takes approximately ten months for an Arden Courts facility and twelve to thirteen months for a Springhouse or skilled nursing facility.

         In addition to its development efforts, subject to the terms of the Non-Competition Agreement, Manor Care Realty may selectively acquire assisted living and skilled nursing operations. Manor Care Realty expects that acquisition opportunities will be identified through Manor Care Realty's senior management, industry contacts, leads from real estate brokers and consultants, and a proactive acquisition review process by Manor Care Realty's acquisitions group. In reviewing acquisition opportunities, Manor Care Realty considers, among other factors, the competitive climate, the current reputation of the facility, the quality of the management team and staff, the need to reposition the facility in the marketplace and associated costs, and the construction quality and need for renovations.

         Mesquite Community Hospital

         Manor Care Realty will own and operate Mesquite Community Hospital ("Mesquite Hospital"), a 172 licensed-bed hospital located in Mesquite, Texas, a Dallas suburb. Mesquite Hospital, which opened in 1978, is a general medical/surgical acute care hospital fully accredited by the Joint Commission for the Accreditation of Health Care Organizations. Services offered by Mesquite Hospital include obstetrics, emergency services, coronary/intensive care, day surgery nursing, and geriatric psychiatry. In addition, Mesquite Hospital's modern ancillary and diagnostic services include MRI, CT, nuclear medicine, cardiac catheterization and ultrasound with doppler. The medical staff, representing virtually every medical and surgical specialty, admits and refers patients into Mesquite from their private office practices. Patient services are reimbursed from traditional insurance programs, managed care (HMO and PPO), Medicare and Medicaid. Renovation of 14,400 square feet of existing hospital space was completed in October 1996. According to a December 1995 industry survey, Mesquite Hospital was among the top 100 hospitals in the nation based on a performance analysis evaluating key measures related to clinical practices, operations, and financial management.

Relationship with ManorCare Health Services

         Lease Agreements Relating To Skilled Nursing Facilities

         Manor Care Realty and ManorCare Health Services will enter into Lease Agreements (each a "Lease Agreement," and collectively the "Lease Agreements"), pursuant to which Manor Care Realty will lease to ManorCare Health Services all the skilled nursing facilities owned by Manor Care, and Manor Care Realty will grant to ManorCare Health Services, pursuant to the Lease Agreements or by separate agreement, the right to operate and manage all of Manor Care Realty's current and future skilled nursing facilities. Under each Lease Agreement, ManorCare Health Services' use of the subject facility will be limited to operating a skilled nursing facility. Manor Care Realty and ManorCare Health Services will also enter into Lease Agreements or similar arrangements pursuant to which ManorCare Health Services will also lease and operate skilled nursing facilities in which Manor Care is a substantial equity investor by joint venture, common ownership or otherwise.

         Under the Lease Agreements, ManorCare Health Services will be responsible for operating and managing the facilities and will be subject to substantially all the risks of operations with respect to the facilities. Under the Lease Agreement for each facility, Manor Care Health Services will be obligated to pay Manor Care Realty annual rent ("Premises Rent") equal to the greater of (i) 77% of Net Operating Profit and (ii) 10% of a value of the subject facility agreed upon by ManorCare Health Services and Manor Care Realty (the "Priority Basis"); provided that the Premises Rent for a specific Lease Year may be reduced below these two amounts as a result of the deferral mechanism described below. The Premises Rent on a facility is payable in arrears in 12 monthly installments (each "Monthly Premises Rent"), with each due on the 15th day of the calendar month succeeding the month for which the installment is owed. Each installment of

Monthly Premises Rent shall be equal to (A) the greater of (i) 77% of Net Operating Profit of the subject facility for the Lease Year through and including the end of the month in respect of which the Monthly Premises Rent is payable, and (ii) 10% of the Priority Basis (the "Priority Sum") multiplied by a fraction, the numerator of which is the number of days in the Lease Year through and including the end of the month in respect of which the Monthly Premises Rent is payable and the denominator of which is 360, minus (B) the aggregate amount of Monthly Premises Rent previously paid by ManorCare Health Services for the Lease Year. The computation of Net Operating Profit includes as a Project Expense an amount equal to 6% of Project Revenues ("Tenant's Base Fee"), which is in effect a base fee out of Project Revenues which ManorCare Health Services is entitled to retain without reduction.

         In the event that Monthly Premises Rent for a particular month is the Priority Sum and Net Operating Profit is insufficient to pay all or a portion of the Priority Sum, the amount of any deficiency (the "Deferred Premises Rent") may be deferred until such time as Net Operating Profit is available to pay it; provided that as of the first day of each new Lease Year all Deferred Premises Rent for the prior Lease Year which has not become due and payable shall be deemed cancelled and extinguished and shall not thereafter be due and payable.

         In addition to Premises Rent, ManorCare Health Services will also be obligated to reimburse Manor Care Realty for the aggregate annual amount payable in respect of real and personal property taxes on the facility and premiums for insurance coverage.

         Each facility will be operated pursuant to an Operating Budget (as defined in the Lease Agreements). The initial Operating Budget for each facility will be agreed upon by Manor Care Realty and ManorCare Health Services. Thereafter, each Operating Budget will not be subject to Manor Care Realty's approval unless (i) the Net Operating Profit for the Lease Year (as defined in the Lease Agreements) immediately prior to the Lease Year with respect to which the Operating Budget in question is being prepared was less than the greater of
(A) the Priority Sum and (B) 90% of budgeted Net Operating Profit for such Lease Year or (ii) budgeted Net Operating Profit for the current Lease Year is less than the greater of (A) the Priority Sum for the current Lease Year and (B) 90% of budgeted Net Operating Profit for the prior Lease Year. In addition, ManorCare Health Services will have the right to use 3% of aggregate Project Revenues (aggregated across all facilities under all Lease Agreements) for capital expenditures at each facility. Major capital expenditures for repairs and otherwise will be budgeted by ManorCare Health Services and paid for by Manor Care Realty.

         The Lease Agreements provide that ManorCare Health Services, on behalf of the underlying property, will have the right to enter into service agreements with its affiliates, provided, among other conditions, that such services are competitively priced. In addition, Manor Care Realty will have the right to mortgage its interest in each facility to the extent of 75% of the Priority Basis; such mortgage will be subject to the Lease Agreements. Each Lease Agreement will have an initial term of 5 years with up to thirty-five 1 (one) year renewals at the option of ManorCare Health Services; provided that in certain states total lease terms will not exceed the maximum term permitted by statute such that such Lease Agreement will not be deemed a change of ownership for real estate transfer tax purposes.

         Manor Care Realty will have the right to terminate a Lease Agreement in the event that (A) either (i) actual Net Operating Profit is less than 90% of budgeted Net Operating Profit for two consecutive years or (ii) Net Operating Profit fails to exceed the Priority Sum for two consecutive years, subject to ManorCare Health Services' right to cure with respect to one year only by making a cash payment to Manor Care Realty of 105% of the amount by which budgeted Net Operating Profit or the Priority Sum, as applicable, exceeds actual Net Operating Profit, (B) the facility is decertified as a skilled nursing facility, is disqualified from participation in Medicare or Medicaid or ManorCare Health Services loses its license to operate the subject facility as a skilled nursing facility or (C) any one of certain additional defaults occurs, such as monetary default, breach of covenant and bankruptcy defaults. All termination rights will be subject to "right to cure" provisions, except that ManorCare Health Services will have no right to cure if the subject facility is disqualified from Medicare or Medicaid or decertified or if ManorCare Health Services loses its license to operate a skilled nursing facility.

         In the event that Manor Care Realty terminates a Lease Agreement based upon actual Net Operating Profit being less than 90% of budgeted Net Operating Profit for two consecutive Lease Years, Manor Care Realty will be obligated to pay to ManorCare Health Services a termination fee, which fee will be based on financial calculations based on the performance of the subject facility, in accordance with the formula therefor set forth in the Lease Agreements. Unless ManorCare Health Services consents to the sale, Manor Care Realty will also be obligated to pay to Manor Care Health Services a termination fee upon the sale of a facility. The termination fee is formula-based and intended to approximate ManorCare Health Services' future income from the operation of that facility.

         Development Agreement Relating To Assisted Living Facilities

         Manor Care Realty and ManorCare Health Services will enter into a Development Agreement (the "Development Agreement") pursuant to which Manor Care Realty will develop assisted living facilities for ManorCare Health Services and retain ownership of such facilities until occupancy has stabilized at 80% or more for a period of 30 days or until such earlier date as ManorCare Health Services opts to purchase such facility. Prior to the sale of an assisted living facility to ManorCare Health Services, all income and expenses in connection therewith will be for the account of Manor Care Realty. Under the Development Agreement, if stabilized occupancy of 80% or more is achieved within two years of commencing operations, ManorCare Health Services will be obligated to purchase the facility. The purchase price for each facility will be at a premium to the total development costs, which will be based upon the number of months elapsed since the opening of the facility. If stabilized occupancy is not achieved within two years of commencing operations, ManorCare Health Services may, but will be not obligated to, purchase the facility. Pursuant to the Assisted Living Facility Management Agreement, during the two-year stabilization period, ManorCare Health Services will manage the facility for Manor Care Realty for a fixed monthly fee. See "-- Assisted Living Facility Management Agreement" If ManorCare Health Services does not acquire a facility developed by Manor Care Realty during the two-year stabilization period, Manor Care Realty will have the right to sell the facility to a third party. ManorCare Health Services will, however, retain the rights to the Arden Courts or Springhouse brand name in the event of a third-party sale. The Development Agreement will have a term of 7 years and may be terminated for cause by either Manor Care Realty or ManorCare Health Services under certain circumstances.

         Assisted Living Facility Management Agreement

         Prior to the commencement of the development of an assisted living facility, Manor Care Realty and ManorCare Health Services will execute and deliver an Assisted Living Facility Management Agreement (the "Assisted Living Facility Management Agreement") pursuant to which ManorCare Health Services will manage the assisted living facility for the period from the first day of the calendar month in which the subject facility is opened to the earlier of (a) the date of the sale of the subject facility by Manor Care Realty to ManorCare Health Services or (b) the second anniversary of the date on which the subject facility opened for business. ManorCare Health Services will manage each facility for Manor Care Realty for a fixed monthly fee.

         Non-Competition Agreement

         Manor Care Realty and ManorCare Health Services will enter into a Non-Competition Agreement (the "Non-Competition Agreement"), which will impose certain non-competition restrictions on each of Manor Care Realty and ManorCare Health Services.

         Restrictions on Manor Care Realty. Subject to certain exceptions, Manor Care Realty may not enter into management agreements with third parties with respect to its acquired or developed skilled nursing properties unless ManorCare Health Services has declined to manage such facility. Manor Care Realty may not, subject to certain exceptions, enter, or make a significant investment in any entity engaged in, the institutional pharmacy or home health care business. Subject to certain exceptions, Manor Care Realty will be prohibited from making assisted living acquisitions and will not be allowed to compete in the business of managing either skilled nursing or assisted living facilities, except in cases in which it is managing a facility that it owns and which Manor Care Health has declined to manage. Manor Care Realty will only be permitted to develop new assisted living facilities for anyone other than ManorCare Health Services insofar as ManorCare Health Services has previously declined to pursue such opportunities and such facilities are not within a five-mile radius of an assisted living facility owned by or being developed for ManorCare Health Services.

         Restrictions on ManorCare Health Services. ManorCare Health Services will be prohibited from developing or acquiring skilled nursing facilities and, subject to certain exceptions, will be prohibited from entering the hospital management business. ManorCare Health Services will only be permitted to develop new assisted living facilities insofar as Manor Care

Realty has previously declined to pursue such opportunities and such facilities are not within a five-mile radius of an assisted living facility owned or being constructed by Manor Care Realty. ManorCare Health Services will not without Manor Care Realty's consent (which consent will not be unreasonably withheld) be permitted to manage skilled nursing facilities owned by anyone but Manor Care Realty (other than certain skilled nursing facilities held by joint ventures in which ManorCare Health Services holds an interest) within a five-mile radius of any Manor Care Realty-affiliated/ManorCare Health Services-operated skilled nursing facility. ManorCare Health Services will be free to manage any assisted living facility without regard to the identity of its ownership.

         Employee Benefits and Other Employment Matters Allocation Agreement

         ManorCare Health Services and Manor Care Realty will enter into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Employee Benefits Allocation Agreement"), pursuant to which the employee benefits with respect to employees who remain employed by Manor Care Realty or its subsidiaries subsequent to the Distribution ("Manor Care Realty Employees") and the employee benefits of employees who are employed by ManorCare Health Services after the Distribution ("ManorCare Health Services Employees") will be allocated.

         The Employee Benefits Allocation Agreement will also provide for the adjustment of outstanding stock options of ManorCare Health Services. In connection with the Distribution, it is contemplated that options to purchase Manor Care common stock will be converted to options to purchase a combination of ManorCare Health Services Common Stock and Manor Care Realty common stock. In all cases, however, the exercise prices of the options will be adjusted to maintain the same financial value to the option holder immediately before and after the Distribution.

         Employee Benefits Administration Agreement

         ManorCare Health Services and Manor Care Realty will enter into a Employee Benefits Administration Agreement (the "Employee Benefits Administration Agreement"), pursuant to which ManorCare Health Services will administer the employee benefits plans and programs of Manor Care Realty following the Distribution on a time and materials and/or fixed fee basis as specified in the Employee Benefits Administration Agreement.

         Office Lease Agreement

         ManorCare Health Services and Manor Care Realty will enter into a lease agreement with respect to the building complex in Gaithersburg, Maryland at which the Manor Care Health's principal executive offices are located (the "Office Lease Agreement").

         Distribution Agreement

         Manor Care and ManorCare Health Services will enter into a Distribution Agreement (the "Distribution Agreement") which will provide for, among other things, the principal corporate transactions required to effect the transition to ManorCare Health Services' status as a company separate and independent from Manor Care and the assumption by ManorCare Health Services of certain liabilities relating to the Assisted Living Business, the stock of Vitalink and In Home Health and the operation and management of the Skilled Nursing Facilities and the allocation between ManorCare Health Services and Manor Care of certain other liabilities and certain other agreements with respect to the Distribution. The Distribution Agreement also provides for the Capital Contribution by Manor Care to ManorCare Health Services. In addition, the Distribution Agreement provides that the Distribution is subject to the satisfaction of certain conditions, including, among other things, the transfer of the Assisted Living Business and the stock of Vitalink and In Home Health to ManorCare Health Services and the execution of the agreements governing the relationship of Manor Care Realty and ManorCare Health Services following the Distribution, certain of which are described herein. Subject to certain exceptions, ManorCare Health Services will indemnify Manor Care and Manor Care will indemnify ManorCare Health Services against any loss, liability or expense incurred or suffered by the indemnified party arising out of or related to the failure by the indemnifying party, as the case may be, to perform or otherwise discharge liabilities allocated to and assumed by the indemnifying party under the Distribution Agreement. The Distribution Agreement will also include procedures for notice and payment of indemnification claims and generally provides that the indemnifying party may assume the defense of a claim or suit brought by a third party.

         None of the foregoing indemnities applies to tax claims or liabilities, which are addressed in the Tax Sharing Agreement described below.

         Tax Sharing Agreement

         On or prior to the Effective Date, Manor Care Realty and ManorCare Health Services will enter into a tax sharing agreement (the "Tax Sharing Agreement") which will provide for, among other things, the allocation of federal, state and local income tax liabilities between Manor Care Realty and its subsidiaries, on the one hand, and ManorCare Health Services and its subsidiaries, on the other hand. In general, under the Tax Sharing Agreement, Manor Care Realty will be responsible for paying all income taxes shown to be due on any Manor Care Realty consolidated federal income tax return (including the consolidated federal income tax return for the fiscal year ended May 31,
1998), and any other tax return filed with respect to Manor Care Realty or any of its subsidiaries for any taxable period. ManorCare Health Services will be responsible for paying all income taxes shown to be due on any tax return filed with respect to ManorCare Health Services or any of its subsidiaries for any taxable period beginning on or after the Effective Date.

         ManorCare Health Services will indemnify Manor Care Realty from and against any additional income tax liability of Manor Care or any of its subsidiaries, resulting from any tax audit or any judicial or administrative proceeding or otherwise for any taxable period (including any taxable period ending on or before the Effective Date), relating to the businesses that will be conducted by ManorCare Health Services following the Distribution. Conversely, Manor Care Realty will indemnify ManorCare Health Services from and against any additional income tax liability of ManorCare Health Services or any of its subsidiaries, resulting from any tax audit or any judicial or administrative proceeding or otherwise for any taxable period (including any taxable period ending on or before the Effective Date), relating to the businesses that will be conducted by Manor Care Realty following the Distribution. In addition, Manor Care Realty, on the one hand, and ManorCare Health Services, on the other hand, will each be entitled to any income tax refund received from any taxing authority to the extent that such refund relates to the businesses conducted by that party following the Distribution.

         The Tax Sharing Agreement also provides that if the Distribution (including certain related transactions) fails to qualify as a tax-free transaction under Sections 355 and 368 of the Code as a result of either party taking or failing to take certain specified actions, then that party will be liable for and will indemnify the other party from and against all taxes and other damages resulting from such failure to qualify. If the failure to qualify as a tax-free transaction results from both parties taking or failing to take certain specified actions or neither party taking or failing to take such actions, then the parties will each be responsible for one-half of any taxes and other damages resulting from such failure to qualify.

         Tax Administration Agreement

         On or prior to the Effective Date, Manor Care Realty and ManorCare Health Services will enter a tax administration agreement (the "Tax Administration Agreement"). The Tax Administration Agreement sets forth the arms-length terms and conditions pursuant to which ManorCare Health Services will provide certain tax-related administrative services to Manor Care Realty following the Distribution. Such services will include audit and compliance work related to income, real estate, personal property and sales and use taxes.

         Corporate Services Agreement

         Manor Care Realty and ManorCare Health Services will enter into a Corporate Services Agreement (the "Corporate Services Agreement") pursuant to which following the Distribution, ManorCare Health Services will provide certain corporate services, to Manor Care Realty including administrative, payroll and accounting systems on a time and materials and/or fixed fee basis as specified in the Corporate Services Agreement. The Corporate Services Agreement will expire on [_].

         Trademark Agreement

         On the Effective Date, Manor Care Realty and ManorCare Health Services will enter into a Trademark Agreement (the "Trademark Agreement") pursuant to which Manor Care Realty will assign approximately fifty (50) registrations and applications to ManorCare Health Services representing all of the marks necessary for the operations of the business of ManorCare Health Services. ManorCare Health Services, under a separate agreement, will license to Manor Care Realty the right to use certain marks in the business of Manor Care Realty.

         Cash Management Agreement

         ManorCare Health Services and Manor Care Realty will enter into a Cash Management Agreement (the "Cash Management Agreement"), pursuant to which ManorCare Health Services will perform cash management services for Manor Care Realty after the Distribution for a fee, payable quarterly, based on the time incurred by ManorCare Health Services to perform such services. The Cash Management Agreement will expire on [_].

         Risk Management Consulting Services Agreement

         Manor Care Realty and ManorCare Health Services will enter into a Risk Management Consulting Services Agreement (the "Risk Management Consulting Services Agreement"), pursuant to which ManorCare Health Services will provide to Manor Care Realty risk management services for an annual fee of $[_]. The Risk Management Consulting Services Agreement will expire on [_].

         Realty Note

         In connection with the Distribution and in order to fund ManorCare Health Services' capital expenditures in connection with the expansion of the Assisted Living Business, on or prior to the Effective Date, Manor Care will make the Capital Contribution (as herein defined). As part of the Capital Contribution, Manor Care will contribute to ManorCare Health Services the Realty Note (as herein defined). ManorCare Health Services expects that the Realty Note will have the same general terms (including interest rate and maturity) as certain senior notes proposed to be sold by Manor Care Realty in connection with the Distribution, except that ManorCare Health Services will have the right to require Manor Care Realty to redeem the Realty Note at a redemption price equal to 100% of the principal amount thereof. Manor Care Realty's obligation to redeem the Realty Note is conditioned on Manor Care Realty's ability to finance the redemption at an interest rate that does not exceed the interest rate on the Realty Note plus 2%. If Manor Care Realty is unable to refinance the Realty Note the interest rate on the Realty Note will increase by 2% per annum. See "Description of Certain Indebtedness of Manor Care Realty."

Properties

         The real estate portfolio of Manor Care Realty consists of 171 skilled nursing facilities, 2 skilled nursing and 25 assisted living facilities under construction, 3 skilled nursing and 64 assisted living facilities under contract and in development, and one acute care hospital.

         The skilled nursing facilities owned by the Company and operated by ManorCare Health Services range in bed capacity from 48 to 278 beds and have an aggregate bed capacity of 24,050 beds. Most of the skilled nursing facilities have been designed to permit private and semi-private patient room accommodations. Most facilities have individually controlled heating and air-conditioning units. Each skilled nursing facility contains a fully equipped kitchen, day room areas, administrative offices and in most cases a physical therapy room.

         The table below summarizes certain information regarding the Company's existing facilities:

Skilled Nursing Facilities


      Facility Location         Beds            Facility Location        Beds
      -----------------         ----            -----------------        ----
Arizona
Tucson                           116
                                          -----                           ---
                                          Total                           116

California
Citrus Heights                   146      Fountain Valley                 147
Sunnyvale                        139      Hemet                           176
Walnut Creek                     154      Palm Desert                     178
Encinitas                         98      Rancho Bernardo                  94
Rossmoor                         129
                                          -----                         -----
                                          Total                         1,261

Colorado
Denver                           155      Boulder                         149
                                          -------                         ---
                                          Total                           304

Delaware
Pike Creek                       151      Wilmington                      138
                                          ----------                      ---
                                          Total                           289

Florida
Palm Harbor                      179      Naples                          118
Carrollwood                      117      Dunedin                         120
Sarasota                         179      Boca Raton                      180
Boynton Beach                    179      Plantation                      119
Winter Park                      132      Jacksonville                    113
West Palm Beach                  119      Venice                          129
                                          ------                        -----
                                          Total                         1,684

Georgia
Decatur                          128      Marietta                        116
                                          --------                        ---
                                          Total                           244

      Facility Location        Beds            Facility Location        Beds
      -----------------        ----            -----------------        ----
Illinois
South Holland                   176      Orchard Manor                    53
Naperville                      112      Libertyville                    150
Palos Heights                   176      Elgin                            79
Hinsdale                        191      Oak Lawn                        179
Elk Grove                       178      Rolling Meadows                 156
Normal                           96      Peoria                          122
Decatur                          93      Kankakee                        103
Urbana                           98      Champaign                        99
Wilmette                         74      Palos Heights West              120
Arlington Heights               151      Oak Lawn Americana              141
Westmont                        115
                                         -----                         -----
                                         Total                         2,662

Indiana
Anderson                        225      Kokomo                           99
Indianapolis North              184      Indianapolis South              117
                                         ------------------              ---
                                         Total                           625

Iowa
Waterloo                         95      Cedar Rapids                    104
Davenport                       101      Dubuque                          94
                                         -------                        ----
                                         Total                           394

Kansas
Topeka                          119      Overland Park                   173
Wichita                         123
                                         -----                           ---
                                         Total                           415

Maryland
Silver Spring                   118      Towson                          126
Ruxton                          222      Largo                           128
Potomac                         136      Chevy Chase                      92
Bethesda                        151      Wheaton                          98
Baltimore                       176      Roland Park                      71
                                         -----------                  ------
                                         Total                         1,318

Missouri
Fremont                         222      Florissant                       97
                                         ----------                     ----
                                         Total                           319

Michigan
Kingsford                       105      Michigan                        188
                                         --------                        ---
                                         Total                           293

Nevada

      Facility Location        Beds            Facility Location         Beds
      -----------------        ----            -----------------         ----
Reno                            151
                                         -----                            ---
                                         Total                            151

New Jersey
Cherry Hill                     105      West Deptford                    136
Mountainside                    148
                                         -----                            ---
                                         Total                            389

New Mexico
Camino Vista                    133      Northeast Heights                138
Sandia                          176
                                         -----                            ---
                                         Total                            447

North Carolina
Pinehurst                       115
                                         -----                            ---
                                         Total                            115

North Dakota
Minot                           105      Fargo                            108
                                         -----                            ---
                                         Total                            213

Ohio
Woodside                        143      Cincinnati                       150
Barberton                       117      Lake Shore                       199
Rocky River                     208      Oregon                           108
Westerville                     179      Willoughby                       154
Akron                           102      Belden Village                   143
Sycamore Gen                     98      Mayfield Heights                 149
North Olmstead                  178      Centerville                      141
                                         -----------                   ------
                                         Total                          2,069

Oklahoma
Northwest Oklahoma City         111      Warr Acres                       100
Midwest City                    108      Norman                           110
Windsor Hills                    98      Tulsa                            107
Southwest Oklahoma City         110
                                         -----                            ---
                                         Total                            744

Pennsylvania
North Hill                      200      Carlisle                         160
McMurray                        150      Bethel Park                      170
Chambersburg                    210      Harrisburg                       250
Camp Hill                       130      Allentown                        164
Bethlehem-I                     221      Laureldale                       185
Bethlehem-II                    217      Easton                           222
Sinking Spring                  211      West Reading                     175

      Facility Location        Beds            Facility Location         Beds
      -----------------        ----            -----------------         ----
Jersey Shore                    118      Kingston East                    175
Pottsville                      175      Sunbury                          121
Williamsport North              151      Williamsport South               125
King of Prussia                 145      Yardley                          139
Lansdale                        169      Yeadon                           195
Dallastown                      200      Lebanon                          157
Pottstown Nursing               157      Whitehall                        169
Manor Care North                160      Manor Care South                 121
Elizabethtown                    95      Manor Care Kingston Court        125
Pittsburgh                      146      Huntingdon Valley                118
Devon Manor                     261      Fitzgerald Mercy                 120
Monroeville                     116
                                         -----                          -----
                                         Total                          6,123

South Carolina
Columbia                        116      Lexington                        130
Charleston                      117
                                         -----                            ---
                                         Total                            363

South Dakota
Aberdeen                         98
                                         -----                            ---
                                         Total                             98

Texas
Dallas                          201      Fort Worth NRH                   159
Forth Worth NW                  104      San Antonio-Babcock              208
San Antonio-North                92      San Antonio-Northwest            144
San Antonio-Windcrest           185      Temple                           101
Webster                         110      Temple Care                      140
Sharpview                       129
                                         -----                          -----
                                         Total                          1,573

Utah
Ogden                           134
                                         -----                            ---
                                         Total                            134

Virginia
Stratford Hall                  231      Arlington                        191
Fair Oaks                       116      Imperial                         127
                                         --------                         ---
                                         Total                            665

Washington
Lynwood                         112      Spokane                          124
Meadow Park                     125      Gig Harbor                       120
                                         ----------                       ---
                                         Total                            481

      Facility Location             Beds         Facility Location         Beds
      -----------------             ----         -----------------         ----
Wisconsin
Green Bay-East                        78   Green Bay-West                   105
Fond du Lac                          107   Madison                          171
Appleton                             100
                                           -----                            ---
                                           Total                            561


Total skilled nursing facilities     171

Total skilled nursing beds        24,050

         All of the facilities listed in the above table are leased by ManorCare Health Services except for certain facilities which Manor Care Realty has an ownership interest pursuant to joint venture agreements. Manor Care Realty owns 35% of the Winter Park facility, 94% of the Decatur facility, and 50% of each of the Sycamore Glen facility, the Centerville facility and the Fitzgerald Mercy facility.

         Mesquite hospital is licensed for 172 beds in all private rooms and is a modern, fully equipped, acute care facility.

         The table below summarizes certain information regarding Manor Care Realty's facilities under contract and in development or under construction:

       State      Springhouses  Springhouses  Arden Courts    Arden     Totals
                     Under           In          Under      Courts In
                  Construction   Development  Construction   Develop-
                                                              ment
--------------------------------------------------------------------------------
Arizona                0              1            1           3          5
California             0              1            1           3          5
Colorado               0              1            0           4          5
Connecticut            0              0            0           2          2
Delaware               0              0            1           0          1
Florida                1              0            5           6         12
Georgia                1              0            2           1          4
Illinois               0              2            1           1          4
Kansas                 0              0            1           0          1
Maryland               1              2            1           3          7
Michigan               0              0            0           1          1
Nevada                 0              0            1           0          1
New Jersey             3              1            2           3          9
New York               0              0            0           3          3
North Carolina         0              0            1           1          2
Ohio                   0              1            0           5          6
Pennsylvania           0              3            0           6          9
Texas                  0              2            2           3          7



       State            Springhouses       Springhouses        Arden Courts         Arden          Totals
                           Under                In                Under           Courts In
                        Construction        Development        Construction        Develop-
                                                                                     ment
------------------------------------------------------------------------------------------------------------
Virginia                         0                  1                   0               1             2
Washington                       0                  1                   0               2             3
                              ----               ----                ----            ----          ----
Total                            6                 16                  19              48            89

Competition

         Manor Care Realty competes for land, property acquisitions and development opportunities with health care providers, real estate developers, health care real estate investment trusts, real estate partnerships, and other investors. ManorCare Health Services, the operator of the Skilled Nursing Facilities and the assisted living facilities to be developed by Manor Care Realty, is subject to competition from the operators of comparable facilities, including skilled nursing, assisted living, and hospital providers. These competitors include independent operators as well as regional and national companies that manage multiple facilities. Certain operators have capital resources substantially in excess of ManorCare Health Services. These operators compete on the basis of breadth and quality of services, reputation, location and physical appearance of the facilities, family preferences, strength of the operator's referral stream and pricing. Mesquite Hospital encounters competition in the Mesquite, Texas area where it competes with other hospitals for community and physician acceptance.

         In general, regulatory and other barriers to competitive entry in the assisted living industry are not substantial. Some of the present and potential competitors of ManorCare Health Services operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of ManorCare Health Services. Consequently, there can be no assurance that ManorCare Health Services will not encounter increased competition that could limit its ability to attract residents or expand its business. Moreover, if the development of new assisted living facilities outpaces demand for those facilities in certain markets, such markets may become saturated. Such an oversupply of facilities could cause ManorCare Health Services to experience decreased occupancy, depressed margins and lower operating results which may in turn have an adverse effect on Manor Care Realty's results of operations.

Government Regulation

         The facilities which Manor Care Realty owns and develops and Mesquite Hospital are subject to comprehensive and intricate federal, state and local regulatory schemes. The facilities themselves, as well as their respective purposes and activities, are also subject to various local building codes and other ordinances. In most cases compliance with the applicable statutes and regulations will be the responsibility of ManorCare Health Services. Manor Care Realty's success will depend in part upon the ability of ManorCare Health Services to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. The failure of ManorCare Health Services or Mesquite Hospital to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on Manor Care Realty. Moreover, certain regulatory developments such as revisions in the building code requirements for assisted living or skilled nursing facilities, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards could also have a material adverse effect on Manor Care Realty.

         Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure of Manor Care Realty facilities, eligibility for participation in federal and state programs, permissible activities, costs of doing business or the levels of reimbursement from governmental, private and other sources. Any one of these potential developments could have an immediate and very significant effect on the revenues and profitability of the Skilled Nursing Facilities or Mesquite Hospital. Apart from extensive existing health care statutes and regulations, there are numerous initiatives on the federal and state levels for comprehensive reforms. Manor Care Realty cannot predict the ultimate timing, content or possible impact of future legislation and regulations affecting the Skilled Nursing Facilities or Mesquite Hospital and the health care industry in general. See "Risk Factors -- Regulation."

         Both ManorCare Health Services, as the operator of the Skilled Nursing Facilities, and Mesquite Hospital are subject to Federal and state laws which govern financial and other arrangements between health care providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the Federal "Stark Legislation" which prohibits, with limited exceptions, the referral of patients for certain services, including home health services, physical therapy and occupational therapy, by a physician to an entity in which the physician has an ownership interest and the Federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients or the purchasing, leasing, ordering or arranging for any goods, facility services or items for which payment can be made under Medicare and Medicaid. The Federal government, private insurers and various state enforcement agencies have increased their scrutiny of providers, business practices and claims in an effort to identify and prosecute fraudulent and abusive practices. The Federal government has issued recent fraud alerts concerning nursing services, double billing, home health services and the provision of medical supplies to nursing facilities; accordingly, these areas may come under closer scrutiny by the government. Some states restrict certain business relationships between physicians and other providers of health care services and many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs, as well as civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of ManorCare Health Services, as the operator of the Skilled Nursing Facilities, or Mesquite Hospital.

         Certificate of Need

         Many of the states in which Manor Care Realty's facilities are leased and operated have adopted Certificate of Need ("CON") statutes applicable to the assisted living and skilled nursing facilities. CONs are required to build skilled nursing facilities in 38 states and in at least 8 states to build assisted living facilities. CON or similar laws generally require that approval must be obtained from the designated state health planning agency for certain acquisitions and capital expenditures, and determine that a need exists prior to the expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. In addition, many states currently have a moratorium on the construction of new skilled nursing facilities. Failure to obtain the necessary state approval may result in (i) the inability to provide services, to operate a facility or to complete an acquisition, addition or other change; (ii) the imposition of sanctions; (iii) adverse action on the facility's license; and
(iv) adverse reimbursement action. CONs or other approvals may be required in connection with Manor Care Realty's future developments and acquisitions. There can be no assurance that Manor Care Realty or ManorCare Health Services will be able to obtain the CONs or other approvals necessary for any or all such projects. There can be no assurance that states with CON laws may not abolish such laws or that states without such laws will not enact such CON laws.

         Federal and State Assistance Programs

         Substantially all of Manor Care Realty's Skilled Nursing Facilities and Mesquite Hospital are currently certified to receive benefits under Medicare and Medicaid. Both initial and continuing qualification of a nursing center or hospital to participate in such programs depends on many factors including accommodations, equipment, services, patient care, safety, personnel, physical environment and adequate policies, procedures and controls.

         Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy, intermediary determinations and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to health care facilities. Manor Care Realty can give no assurance that payments to ManorCare Health Services under such programs will in the future remain at a level comparable to the present level or be sufficient to cover the operating and fixed costs allocable to such patients.

         There have been numerous initiatives on the Federal and state levels for comprehensive reforms affecting payment for and availability of health care services. On August 5, 1997, Congress enacted the Balanced Budget Act of 1997 (the "Budget Act") which changes the manner in which Medicare reimburses skilled nursing facilities for cost reporting periods beginning July 1, 1998. Medicare is currently a retrospective payment system in which each facility receives an interim payment during the year, which is later adjusted to reflect actual allowable direct and indirect costs of services based on the submission of a cost report at the end of each year. The Budget Act will result in a shift to a prospective Medicare payment system in which skilled nursing facilities will be reimbursed per diem for specific covered services regardless of actual cost. Specifically, the Budget Act provides that, over three reporting periods starting July 1, 1998, the Medicare program will phase into this prospective payment system. During the first reporting period, skilled nursing facilities will receive 75% of their reimbursement based on actual costs and 25% based on a federally-scheduled per diem rate. In the second reporting period, reimbursement will be 50% cost-based and 50% rate-based, in the third, 25% cost-based and 75% rate-based. Thereafter, skilled nursing facilities will be reimbursed by Medicare solely based on a prospective payment system. The Budget Act also gives states greater flexibility in the administration of their Medicaid programs in that the Budget Act repeals the requirement that payment be reasonable and adequate to cover the costs of "efficiently and economically operated" skilled nursing facilities. Manor Care Realty cannot predict the impact that this change will have on ManorCare Health Systems and, indirectly, on Manor Care Realty. Manor Care Realty cannot predict whether any other proposals will be adopted at the Federal or state level or, if adopted and implemented, what effect, if any, such proposals will have on ManorCare Health Services and, indirectly, Manor Care Realty. Manor Care Realty believes, however, that government and private efforts to contain or reduce health care costs will continue and that these trends are likely to lead to reduced or slower growth in reimbursement for certain services provided by ManorCare Health Services, which in turn will affect the revenue derived by Manor Care Realty from ManorCare Health Services. A significant change in coverage, reduction in payment rates by third-party payors or the decline in availability of funding could have a material adverse effect on the business and financial condition of ManorCare Health Services and, indirectly, Manor Care Realty's results of operations and financial condition.

         Environmental Regulation

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, that could be located on, in or under such property. Such laws and regulation often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous of toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulation and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership and leasing to third-parties of its properties, Manor Care Realty could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. See "-- Legal Proceedings."

Legal Proceedings

         One or more subsidiaries or affiliates of Manor Care have been identified as potentially responsible parties ("PRPs") in a variety of actions (the "Actions") relating to waste disposal sites which allegedly are subject to remedial action under the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. (S)(S)9601 et seq. ("CERCLA") and similar state laws. CERCLA imposes retroactive, strict joint and several liability on PRPs for the costs of hazardous waste clean-up. The Actions arise out of the alleged activities of Cenco Incorporated and its subsidiary and affiliated companies ("Cenco"). Cenco was acquired in 1981 by a wholly owned subsidiary of Manor Care. The Actions allege that Cenco transported and/or generated hazardous substances that came to be located at the sites in question. The Company believes these Actions occurred prior to the Manor Care subsidiary's acquisition of Cenco. Environmental proceedings such as the Actions may involve owners and/or operators of the hazardous waste site, multiple waste generators and multiple waste transportation disposal companies. Such proceedings typically involve efforts by governmental entities and/or private parties to allocate or recover site investigation and cleanup costs, which costs may be substantial.

         Manor Care believes it has adequate insurance coverage for a substantial portion of the claims asserted in the actions. Manor Care is engaged in litigation with its insurers as to the extent of coverage available in connection with the Actions. Manor Care Realty believes it will ultimately be successful in settling the claims with its insurers.

         On October 30, 1989, the New Jersey Department of Environmental Protection sued Manor Care and other defendants in U.S. District Court, District of New Jersey, seeking clean-up costs at the Kramer landfill, located in Mantua, New Jersey, where subsidiaries of Cenco allegedly transported waste. About the same time, the United States filed a lawsuit against approximately 25 defendants in the same court seeking recovery of its expenses arising in connection with this site. Manor Care is also defendant in that suit. Based upon a court approved final allocation plan, and also in view of its insurance coverage (assuming Manor Care prevails in its litigation with such insurers), Manor Care Realty believes that the Kramer Action will not have a material adverse effect on its financial condition or results of operations. This final allocation plan is not binding. If the matter is not resolved by settlement, a court would have to allocate responsibility and Manor Care Realty's allocation could change. In addition, should Manor Care Realty fail to favorably resolve the litigation with its insurers, the Actions could have an adverse effect on its financial condition or results of operations.

         After the Distribution, Manor Care Realty will retain liability for the Actions and pursuant to the Distribution Agreement will indemnify ManorCare Health Services against any liabilities and losses arising out of the Actions. Although Manor Care, together with its insurers, is vigorously contesting its liability in the Actions, it is not possible at the present time to estimate the ultimate legal and financial liability of Manor Care Realty in respect to the Actions. Manor Care Realty believes, however, that any such Action will not be material.

         Manor Care Realty will also retain liability for certain regulatory and legal actions, investigations or claims for damages that have arisen in the ordinary course of business. Although it is impossible to predict the outcome of any legal proceeding and Manor Care Realty cannot estimate the range of the ultimate liability, if any, relating to these proceedings, Manor Care Realty believes that it has meritorious defenses to these pending claims and proceedings and that the outcome of such proceedings should not, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of Manor Care Realty.

Employees

         After consummation of the Distribution, Manor Care Realty will have approximately 160 full and part-time employees, 100 of whom will be employed in development operations and the remainder in Manor Care Realty's Headquarters. In addition, Mesquite Hospital will have approximately 600 full and part-time employees.

            MANAGEMENT OF MANOR CARE REALTY AFTER THE DISTRIBUTION

Directors and Executive Officers of Manor Care Realty

         The name, age, proposed title upon consummation of the Distribution and business background of certain of the persons who are expected to become on the Effective Date the directors and executive officers of Manor Care Realty are set forth below. At or prior to the Effective Date, certain additional individuals may be appointed as directors or executive officers. The business address of each of the prospective executive officers is 11555 Darnestown Road, Gaithersburg, Maryland, 20878, unless otherwise indicated.


         Name                     Age                   Position
         ----                     ---                   --------
Stewart Bainum, Jr.             51             Director, Chairman of the Board

Joseph R. Buckley               49             Director, Chief Executive Officer

Lawrence Godla                  40             Vice President - Construction and
                                               Development

Donald Feltman                  42             Vice President - Development

Stewart Bainum                  78             Director

Kennett L. Simmons              55             Director

Ann Torre Grant                 38             Director

         Stewart Bainum, Jr. Chairman of the Board of Manor Care and Chairman of the Board of the principal operating subsidiary of Manor Care, which prior to the Distribution owned and operated Manor Care's assisted living and skilled nursing facilities ("Old ManorCare Health Services") since March 1987; Chief Executive Officer of Manor Care since March 1987 and President since June 1989; Chairman of the Board of Vitalink since February 1997; Vice Chairman of the Board of Vitalink from February 1995 to February 1997; Chairman of the Board of Choice since November 1996; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991, of Old ManorCare Health Services since 1976 and of Choice and its predecessors since 1977; Chief Executive Officer of Old ManorCare Health Services since June 1989 and President from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991; Chairman of the Board of Choice from March 1987 to June 1990.

         Joseph R. Buckley. Executive Vice President of Manor Care and Old ManorCare Health Services since March 1996; Director of Vitalink since July 1996; President, Assisted Living Division of Old ManorCare Health Services from February 1995 to March 1996; Senior Vice President-Information Resources and Development of Manor Care from June 1990 to February 1995; Vice President-Information Resources and Development of Manor Care from July 1989 to June 1990; Vice President-Real Estate from September 1983 to July 1989; Director of Vitalink since July 1996; Chairman of the Board of In Home Health since June 1997 and Director since October 1995.

         Lawrence Godla. Vice President of Development and Construction, Manor Care Inc. since March 1996; Vice President of Construction of Manor Care, Inc. from March 1993 to March 1996; Director of Construction of Manor Care, Inc. from January 1990 to March 1993; Vice President of Construction at Spaulding and Slye Company from January 1984 to January 1990; Project Manager at Omni Construction from August 1981 to December 1983.

         Donald Feltman. Vice President of Development at Manor Care, Inc. since March 1993; Director of Development at Marriott Senior Living Services from July 1988 to March 1993; Director of Development and various other development positions at Manor Care, Inc. from March 1977 to July 1988.

         Stewart Bainum. Vice Chairman of the Board of Manor Care since March 1987; Chairman of the Board of Manor Care from 1968 to March 1987; President of Manor Care from December 1980 through October 1981, and May 1982 through July 1985; Chairman of the Board of Realty Investment Company, Inc. (a private real estate investment company) since 1965; Director: Choice Hotels International, Inc.

         Kennett L. Simmons. Chairman and Chief Executive Officer of the Metra Health Companies from June 1994 to October 1995; Senior Advisor to E.M. Warburg, Pincus & Co. from 1991 to 1994; Chairman and Chief Executive Officer of United Healthcare Corporation from October 1987 to February 1991; Director of United Healthcare and Virginia Health Care Foundation.

         Ann Torre Grant. Executive Vice President, Chief Financial Officer and Treasurer of NHP Incorporated since February 1995; Vice President and Treasurer of USAir, Inc. and USAir Group, Inc. from 1991 to January 1995; Director of Franklin Mutual Series Funds and SLM Holding Corp.

                                 RISK FACTORS

Forward-Looking Information

         This Current Statement on Form 8-K contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "project," "intends," "expect" and similar expressions are intended to identify forward-looking statements. Although Manor Care Realty believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on Manor Care Realty's operating results is Manor Care Realty's ability to implement its plan to develop approximately 170 Arden Courts and 38 Springhouse senior residences over the next five years. In addition, actual future results and trends may differ materially depending on a variety of factors discussed in this "Risk Factors" section and elsewhere in this Form 8-K including (i) Manor Care Realty's success in implementing its business strategy, including its success in arranging financing where required, (ii) the nature and extent of future competition and (iii) the extent of future reform and regulation.

Substantial Leverage; Ability to Service Indebtedness

         As a result of the Distribution, Manor Care Realty will be highly leveraged, with indebtedness that is very substantial in relation to its stockholders equity. After giving pro forma effect to the Distribution and related transactions (and assuming the holders of 100% of the outstanding Old Senior Notes accept the Exchange Offer), as of May 31, 1997, Manor Care Realty's aggregate outstanding indebtedness would have been $816 million and Manor Care Realty's stockholders' equity would have been $5.4 million. Manor Care Realty expects that the Credit Facilities will permit Manor Care Realty to incur additional indebtedness, subject to certain limitations. See "Description of Certain Indebtedness."

         The degree to which Manor Care Realty is leveraged could have important consequences, including the following: (i) Manor Care Realty's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of Manor Care Realty's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to Manor Care Realty for its operations; and (iii) certain of Manor Care Realty's borrowings will be at variable rates of interest, which causes Manor Care Realty to be vulnerable to increases in interest rates.

         Manor Care Realty's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends primarily on the financial and operating performance of ManorCare Health Services, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. Although Manor Care's cash flow from its operations has been sufficient to meet its debt service obligations in the past, there can be no assurance that Manor Care Realty's operating results will be sufficient for payment of Manor Care Realty's indebtedness.

         Manor Care Realty's business is capital intensive and Manor Care Realty will continue to have significant capital requirements in the future. As a highly leveraged corporation, any new financings and refinancings by Manor Care Realty of its existing debt may be at higher interest rates and on less advantageous terms that would have been the case had the Distribution not taken place. However, Manor Care Realty will also be able to draw on the $300 million revolving credit facility Manor Care Realty anticipates establishing prior to the Effective Date to meet its obligations (including certain planned capital expenditures). See "Description of Certain Indebtedness - The Credit Facilities."

Ability to Repay Indebtedness May Be Dependent on Refinancing

         Manor Care Realty's ability to repay the indebtedness to be incurred in connection with the Distribution at its scheduled maturity is expected to be dependent in whole or in part on its obtaining refinancing or, alternatively, the disposition of assets. The Credit Facilities are expected to be secured by substantially all of the assets of Manor Care Realty. Manor Care Realty's ability to refinance other indebtedness or seek additional financing may be impaired as a result of such security. In the event Manor Care Realty is unable to obtain the necessary funds to repay its indebtedness, Manor Care Realty would be in default under the terms of its indebtedness. Such a default could result, among other things, in a foreclosure or other actions by creditors against collateral securing such indebtedness, and in cross defaults to other indebtedness resulting in the acceleration of the maturity of all principal and interest of indebtedness subject to such cross defaults.

Restrictions Imposed by Terms of Manor Care Realty's Indebtedness

         Manor Care Realty anticipates that the Credit Facilities will impose upon Manor Care Realty certain financial and operating covenants, including, among others, requirements that Manor Care Realty maintain certain financial ratios and satisfy certain financial tests, limitations on capital expenditures, and restrictions on the ability of Manor Care Realty to incur debt, pay dividends, or take certain other corporate actions, all of which may restrict Manor Care Realty's ability to expand or to pursue its business strategies. Changes in economic or business conditions, results of operations or other factors could in the future cause a violation of one or more covenants in Manor Care Realty's debt instruments. Failure by Manor Care Realty to comply with such covenants may result in an event of default which, if not cured or waived, could have a material adverse effect on Manor Care Realty.

Fraudulent Transfer Considerations; Legal Dividend Requirements

         It is a condition to the consummation of the Distribution that the Board of Directors of the Company shall have received a satisfactory opinion regarding the solvency of Manor Care and ManorCare Health Services and the permissibility of the Distribution under Section 170 of the Delaware General Corporation Law. There is no certainty, however, that a court would find the solvency opinion rendered by the Company's financial advisor to be binding on creditors of Manor Care, Manor Care Realty and ManorCare Health Services or that a court would reach the same conclusions set forth in such opinion in determining whether Manor Care, Manor Care Realty or ManorCare Health Services was insolvent at the time of, or after giving effect to, the Distribution. Manor Care's Board of Directors does not intend to consummate the Distribution unless it is satisfied regarding the solvency of Manor Care and ManorCare Health Services and the permissibility of the Distribution of Section 170 of DGCL.

         If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time the Company effected the Distribution, Manor Care or ManorCare Health Services, as the case may be, (i) was insolvent, (ii) was rendered insolvent by reason of the Distribution, (iii) was engaged in a business or transaction for which Manor Care's or ManorCare Health Services' remaining assets, as the case may be, constituted unreasonably small capital, or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the shareholders return the special dividend (in whole or in part) to Manor Care, or require Manor Care or ManorCare Health Services, as the case may be, to fund certain liabilities of the other company for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, Manor Care, as the case may be, would be considered insolvent if the fair value of their respective assets were less than the amount of their respective liabilities or if they incurred debt beyond their ability to repay such debt as it matures. In addition, under Section 170 of the Delaware General Corporation Law (which is applicable to Manor Care in the Distribution) a corporation generally may make distribution to its shareholders only out of its surplus (net assets minus capital) and not out of capital.

         Manor Care's Board of Directors and management believe that, in accordance with the solvency opinion rendered in connection with the Distribution, (a) Manor Care Realty and ManorCare Health Services each will be solvent at the time of the Distribution (in accordance with the foregoing definitions), will be able to repay its debts as they mature following the Distribution and will have sufficient capital to carry on its businesses, and
(b) the Distribution will be made entirely out of surplus, as provided under
Section 170 of the Delaware General Corporation Law.

Dependence Upon Single Operator

         ManorCare Health Services will account for the vast majority of Manor Care Realty's revenues over the next five years. In addition, pursuant to the terms of the Non-Competition

Agreement, ManorCare Realty may not, subject to certain exceptions, enter into management agreements with third parties with respect to acquired or developed skilled nursing facilities properties unless ManorCare Health Services has declined to manage such facilities. Accordingly, Manor Care Realty's financial and operating performance will depend primarily on the financial and operating performance of ManorCare Health Services. Poor performance of the Skilled Nursing Facilities operated by ManorCare Health Services or the assisted living facilities developed for ManorCare Health Services could force Manor Care Realty to curtail the five-year development plan or render Manor Care Realty unable to meet its debt service requirements. Although Manor Care Realty will consider diversifying its portfolio to include other operators and businesses after completion of the five-year development plan, there can be no assurance that it will be successful in this effort. In the event that Manor Care Realty pursues its strategy to diversify its portfolio, Manor Care Realty may require substantial additional capital resources.

Dependence by Manor Care Realty on Related Party Agreements

         In connection with the Distribution, Manor Care Realty will enter into agreements with ManorCare Health Services, including the Development Agreement, the Lease Agreements and the Assisted Living Management Agreement. Pursuant to the Development Agreement, Manor Care Realty will develop assisted living facilities for ManorCare Health Services. ManorCare Health Services will have a two-year option (measured from the time a particular facility opens to purchase such facility). In addition, if at any time during this two-year period occupancy stabilizes at 80% for a period of 30 days, ManorCare Health Services will be obligated to purchase the facility. If ManorCare Health Services does not acquire a facility within such two-year period, Manor Care Realty will have the right to sell the facility to a third party. ManorCare Health Services will retain the rights to the Arden Courts and Springhouse brand names in the event of a third-party sale. Accordingly, the risks related to construction and the initial operation of the assisted living facilities developed by Manor Care Realty will be borne by Manor Care Realty. There can be no assurance that the requisite occupancy levels will be achieved at a particular facility or, if not, that ManorCare Health Services will exercise its option to purchase any such facility. In such event there can be no assurance that Manor Care Realty would be able to sell the facility to a third party on attractive terms. Pursuant to the Lease Agreements, Manor Care Realty will lease to ManorCare Health Services all of its Skilled Nursing Facilities, and Manor Care Realty will grant to ManorCare Health Services, pursuant to the Lease Agreements or by separate agreement, the right to manage all of Manor Care Realty's current and future skilled nursing facilities; and pursuant to the Assisted Living Management Agreement, ManorCare Health Services will manage assisted living facilities for Manor Care Realty for a fixed monthly fee during the two-year stabilization period under the Development Agreement. ManorCare Health Services' revenues will be dependent on the fees generated by the Lease Agreements and the Assisted Living Management Agreement.

Development and Construction Risks; Need for Additional Financing

         During the next five years, Manor Care Realty plans to develop approximately 200 new facilities for ManorCare Health Services. The estimated cost to complete these facilities and sell them to ManorCare Health Services is approximately $1.2 billion. Manor Care Realty's ability to achieve its development goals will depend upon a variety of factors, many of which are beyond Manor Care Realty's control. Manor Care Realty plans to finance this development with borrowings under the Credit Facilities, proceeds from sales of assisted living facilities to ManorCare Health Services pursuant to the terms of the Development Agreement and proceeds from additional financings. In this regard, within one year of the consummation of the Distribution, Manor Care Realty plans to issue approximately $100 to $150 million in equity and to use the proceeds of this offering to reduce indebtedness and to fund the development of assisted living facilities. Manor Care Realty's stockholders may experience dilution as a result of any such equity offering. There can be no assurance that any such additional financings will be available at all, or if available, on terms acceptable to Manor Care Realty. In addition, Manor Care Realty expects that its ability to borrow under the Credit Facilities will be subject to Manor Care Realty's compliance with certain covenants and other conditions and that the obligation of ManorCare Health Services to purchase assisted living facilities pursuant to the Development Agreement will be subject to achieving certain occupancy levels in the facilities. See "Terms of Certain Indebtedness - the Credit Facilities" and "Business of Manor Care Realty after the Distribu-tion-Relationship with ManorCare Health Services - Development Agreement". There can be no assurance that Manor Care Realty will satisfy the conditions to borrowing under the Credit Facilities or that the requisite occupancy levels will be achieved at the assisted living facilities developed by Manor Care Realty for ManorCare Health Services. If Manor Care Realty is unable to obtain additional financing or if it is unable to satisfy the conditions to borrowing under the Credit Facilities or if ManorCare Health Services does not purchase substantially all of the assisted living facilities developed by Manor Care Realty, Manor Care Realty may be required to delay or eliminate some or all of its development projects.

         In addition, there can be no assurance that Manor Care Realty will not suffer delays in its development program. The successful development of additional facilities will involve a number of risks, including the possibility that Manor Care Realty will not be able to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary certificates of need, zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations. Manor Care Realty may also incur construction costs that exceed original estimates or even so-called guaranteed maximum cost construction contracts, and may not complete construction projects on schedule. Manor Care Realty will rely on third-party general contractors to construct its new facilities. There can be no assurance that Manor Care Realty will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which Manor Care Realty will have little control and that could have a material adverse effect on project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, or adverse weather conditions. Moreover, Manor Care Realty will be a highly leveraged company which may make it more difficult to secure short-term construction financing for these facilities and which will make it more immediately vulnerable to adverse changes in prevailing interest rates and in general business conditions, as well as conditions in the real estate development industry. The failure of Manor Care Realty to maintain substantial compliance with its schedule for completing these new assisted living facilities or to build them at a cost substantially as planned or to secure all necessary financing for development and construction of the facilities on acceptable terms could have a material adverse effect on Manor Care Realty.

The Realty Note

         On or prior to the Effective Date, Manor Care will contribute the Realty Note to ManorCare Health Services. Manor Care expects that the Realty Note will have the same general terms (including interest rate and maturity) as certain senior notes proposed to be sold by Manor Care Realty in connection with the Distribution, except that ManorCare Health Services will have the right to require Manor Care Realty to redeem the Realty Note at a redemption price equal to 100% of the principal amount thereof. Manor Care Realty's obligation to redeem the Realty Note is conditioned on Manor Care Realty's ability to finance the redemption at an interest rate that does not exceed the interest rate on the Realty Note plus 2%. If Manor Care Realty is unable to refinance the Realty Note, the interest rate on the Realty Note will increase by 2% per annum. There can be no assurance that Manor Care Realty will be able to redeem the Realty
Note if required to do so by ManorCare Health Services. If Manor Care Realty is unable to redeem the Realty Note, the resulting increased interest rate on the Realty Note may adversely affect Manor Care Realty's results of operations.

Significant Bainum Family Interest

         Upon completion of the Distribution, Messrs. Stewart Bainum and Stewart Bainum, Jr. are expected to own beneficially approximately 15.20% and 22.86%, respectively, of the common stock of Manor Care Realty, in each case including shares with respect to which voting power is shared with other individuals or entities. In addition, Mr. Bainum, Jr. will be a director and Chairman of the Board of Manor Care Realty. As a result, the Bainum family may be in a position to influence significantly the affairs of Manor Care Realty, including the election of directors.

Regulation

         Manor Care Realty is affected by government regulation of the health care industry in that (i) the payments due to Manor Care Realty from ManorCare Health Services in connection with the Lease Agreements are generally based on ManorCare Health Services' gross revenue from operations and (ii) the underlying value of Mesquite Hospital depends on the revenue and profit that facility is able to generate. In most cases compliance with these regulations will be the responsibility of Manor Care Health Services. The health care industry is highly regulated by federal, state and local law, state and local licensing requirements, facility inspections, reimbursement policies, regulations concerning capital and other expenditures, certification requirements and other laws, regulations and rules. The failure of ManorCare Health Services to comply with such laws, requirements and regulations could affect its ability to operate the Skilled Nursing Facilities which it leases from Manor Care Realty and thus its ability to pay rent to Manor Care Realty with respect to such facilities. Certain regulatory developments such as revisions in the building code requirements for assisted living or skilled nursing facilities, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards could have a material adverse effect on Manor Care Realty. See "Business -- Government Regulation."

Health Care Reform

         The health care industry is facing various challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings and the vertical and horizontal consolidation of health care providers. The pressure to control health care costs intensified during 1994 and 1995 as a result of the national health care reform debate and continued into 1996 as Congress attempted to slow the rate of growth of federal health care expenditures as part of its effort to balance the federal budget. Pursuant to the Balanced Budget Act of 1997, starting December 1998, the Medicare payment system will be prospective rather than retrospective. See "Business of Manor Care Realty after the Distribution -- Government Regulation." Manor Care Realty cannot predict the impact that this change will have on ManorCare Health Services and, indirectly, on Manor Care Realty.

         Manor Care Realty believes that government and private efforts to contain or reduce health care costs will continue. These trends are likely to lead to reduced or slower growth in reimbursement for certain services provided by ManorCare Health Services, which in turn will affect the revenue derived by Manor Care Realty from ManorCare Health Services. However, Manor Care Realty cannot predict whether any of the above proposals or any proposals will be adopted and, if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on Manor Care Realty's financial condition or results of operations.

Dependence on Key Personnel

         Manor Care Realty believes that its continued success depends to a significant extent on the management and other skills of its chief executive and chief development officers, as well as its ability to retain other key employees and to attract skilled personnel in the future to manage the growth of Manor Care Realty. There can be no assurance that a suitable replacement for any of the employees could be found in the event of termination of any of their employment.

Environmental Matters

         Certain Federal and state laws govern the handling and disposal of medical, infectious and hazardous waste. Failure to comply with such laws or the regulations promulgated thereunder could subject an entity covered by these laws to fines, criminal penalties and other enforcement actions. Manor Care Realty has developed policies with respect to the handling and disposal of medical, infectious and hazardous waste to ensure compliance with those laws and regulations. Manor Care Realty believes that it is in material compliance with applicable laws and regulations governing medical, infectious and hazardous waste. After the Distribution, Manor Care Realty will retain liability for certain environmental litigation. See "Business Of Manor Care Realty After The Distribution -- Government Regulation" and " -- Legal Proceedings."

Potential Conflicts with ManorCare Health Services

         Subsequent to the Distribution, the interests of ManorCare Health Services and Manor Care Realty may potentially conflict due to the ongoing relationships between the companies. Such sources of conflict include the fact that after the Distribution, (i) ManorCare Health Services will lease, manage and operate Manor Care Realty's skilled nursing facilities pursuant to the Lease Agreements, (ii) ManorCare Realty will develop assisted living facilities for ManorCare Health Services and ManorCare Health Services will manage each of those facilities until certain sustained occupancy targets are achieved, at which point ManorCare Health Services will be obligated to purchase the facility pursuant to the Development Agreement, (iii) pending the possible purchase of an assisted living facility by ManorCare Health Services pursuant to the terms of the Development Agreement, ManorCare Health Services will manage the facility for a fixed monthly fee to be agreed upon with Manor Care Realty, (iv) Manor Care Realty will be indebted to ManorCare Health Services as a result of the Realty Note, (v) ManorCare Health Services and Manor Care Realty will enter into the Non-competition Agreement that will limit the competition between the companies and (vi) ManorCare Health Services may manage assisted living facilities not developed by Manor Care Realty. See "Business of Manor Care Realty After the Distribution--Relationship with ManorCare Health Services." With respect to these matters, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. Nevertheless, ManorCare Health Services believes that there will be sufficient mutuality of interest between the two companies to result in a mutually productive relationship. In addition, ManorCare Health Services and Manor Care Realty will have two common directors, Mr. Stewart Bainum, Jr. and Mr. Kennett
L. Simmons. Messrs. Bainum, Jr. and Simmons, as well as certain other officers and directors of ManorCare Health Services and Manor Care Realty will also own shares (and/or options or other rights to acquire shares) in both companies following the Distribution. Appropriate policies and procedures will be followed by the board of directors of each company to limit the involvement of the overlapping directors (and if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either ManorCare Health Services or Manor Care Realty.

Transfer of Leases to New Operators

         In the event ManorCare Health Services voluntarily or involuntarily defaults under the terms of a Lease Agreement or Manor Care Realty exercises its rights under a particular Lease Agreement to terminate such agreement or ManorCare Health Services determines not to renew a particular Lease Agreement, Manor Care Realty may be obliged to find another healthcare provider willing to lease and operate the facility relating to the Lease Agreement and may have to negotiate new lease terms, including rentals due, which terms may be less favorable than those of the defaulted Lease Agreement. Any such default under several Lease Agreements at the same time could have a material adverse effect on Manor Care Realty. No assurance can be given that a substitute lessee could be found without reasonable delay.

Payment by Third-Party Payors

         ManorCare Health Services will account for the vast majority of Manor Care Realty's revenue over the next five years. Accordingly, Manor Care Realty's financial and operating performance will depend primarily on the financial and operating performance of ManorCare Health Services. A portion of the ManorCare Health Services' revenues from the services it will provide at the Skilled Nursing Facilities will be dependent upon reimbursement from third-party payors, including Medicare, state Medicaid programs and private insurers. For the fiscal years ended May 31, 1995, 1996 and 1997, respectively, the Skilled Nursing Facilities to be operated by ManorCare Health Services pursuant to the Lease Agreements and the Assisted Living Business derived approximately 59%, 59% and 57% of their patient service revenue from private pay sources, 18%, 18% and 18% from Medicare and 23%, 23% and 25% from various state Medicaid agencies. Both governmental and private third-party payors have employed cost containment measures designed to limit payments made to health care providers such as ManorCare Health Services. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage and duration criteria which limit the services which will be reimbursed and establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to ManorCare Health Services for its services. There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that Manor Care Realty's Skilled Nursing Facilities, or the provision of services and supplies by ManorCare Health Services, now or in the future will initially meet or continue to meet the requirements for participation in such programs. ManorCare Health Services could be adversely affected by the continuing efforts of governmental and private third-party payors to contain the amount of reimbursement for health care services. For example, pursuant to the Balanced Budget Act of 1997, starting December 1998, the Medicare payment system will be prospective rather than retrospective. Manor Care Realty cannot predict the impact that this change will have on ManorCare Health Systems and, indirectly, on Manor Care Realty. Also, in certain states there have been proposals to establish or for the establishment of a case mix prospective payment system pursuant to which the payment to a facility for a patient is based upon the patient's condition and need for services. Manor Care Realty cannot at this time predict whether any of these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on ManorCare Health Services' operation of the Skilled Nursing Facilities pursuant to the Lease Agreements and, indirectly Manor Care Realty. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by health care providers of all or a portion of the financial risk through prepaid capitation arrangements. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. See "Business Of Manor Care Realty After The Distribution -- Government Regulation."

Competition; Non-Competition Agreement with ManorCare Health Services

         Manor Care Realty generally competes with real estate investment trusts, real estate partnerships, healthcare providers, and other investors, including, but not limited to, banks and insurance companies, in the development and leasing of health care facilities. ManorCare Health Services competes on a local and regional basis with operators of facilities that provide comparable services. Operators compete for patients based on quality of care, reputation, physical appearance of facilities, services offered, family preferences physicians, staff and price. See "Business Of Manor Care Realty After The Distribution -- Competition."

         Following the Distribution, Manor Care Realty will be subject to certain restrictions in the management of skilled nursing facilities, the development of assisted living facilities and participation in the institutional pharmacy and home health care businesses. See "Business of Manor Care Realty After The Distribution -- Relationship With ManorCare Health Services -- Non-Competition Agreement." The Non-Competition Agreement restricts Manor Care Realty's ability to pursue lines of business that have historically contributed a significant portion of Manor Care's net income.

Certain Indemnification Obligations

         Pursuant to the Distribution Agreement and the Tax Sharing and Administration Agreement, Manor Care Realty will agree to indemnify ManorCare Health Services with respect to certain losses, damages, claims and liabilities, including liabilities which may arise from the conduct of the Skilled Nursing Facilities prior to the Effective Date and certain tax liabilities.

Operating History and Future Prospects

         Manor Care Realty does not have an operating history as an independent public company, but will own and conduct the operations of Manor Care's real estate development business and Mesquite Hospital. These businesses were previously conducted by Manor Care as divisions of a large public company with greater financial strength. In addition, the division of Manor Care may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of each company. There can be no assurance that Manor Care Realty's operations will be profitable in 1998 or future years.

         Manor Care Realty's future success will depend on a number of factors, including (i) the success of Manor Care Realty's planned development of Assisted Living Facilities, (ii) ManorCare Health Services' ability to manage and operate the Skilled Nursing Facilities, (iii) the amount of competition encountered by Manor Care Realty, see "Business Of Manor Care Realty After The Distribution -- Competition," (iv) the presence of existing governmental regulation and the potential for health care reform which might be adverse to Manor Care Realty, see "Business Of Manor Care Realty After The Distribution -- Governmental Regulation," and (v) Manor Care Realty's transition to an independent, public company and the costs associated therewith.

Certain Tax Considerations

         Manor Care has requested the Ruling from the IRS which would provide, among other things, that the Distribution will qualify as a tax-free transaction under Sections 355 and 368 of the Code and that neither the stockholders of Manor Care nor Manor Care would recognize any income, gain or loss as a result of the Distribution. Nevertheless, if Manor Care engages in the Distribution and the Distribution is held to be taxable, both Manor Care Realty and stockholders of Manor Care could be subject to a material amount of income tax.


                      THE EXCHANGE OFFER AND SOLICITATION

         Manor Care plans to offer $1,000 principal amount of 7 1/2% Senior Notes due June 15, 2006 issued by ManorCare Health Services (the "New MCHS Senior Notes") in exchange for each $1,000 principal amount of 7 1/2% Senior Notes due June 15, 2006 of Manor Care properly tendered (the "Old Senior Notes"). Concurrently with the Exchange Offer, Manor Care plans to solicit (the "Solicitation") consents ("Consents") to certain amendments (the "Proposed Amendments") to the indenture governing the Old Senior Notes (the "Old Indenture"). The Proposed Amendments would, among other things, eliminate the covenants in the Old Indenture that restrict (i) the creation, incurrence or assumption of liens, (ii) sale leaseback transactions and (iii) transactions with affiliates. If Consents are received from the holders of at least a majority in principal amount of the Old Senior Notes (the "Requisite Consents"), the Old Indenture will be amended in accordance with the Proposed Amendments.

         The terms of the New MCHS Senior Notes will be identical in all material respects to the terms of the Old Senior Notes prior to the Proposed Amendments (as defined below), except that the New Senior Notes (i) will be issued by ManorCare Health Services and, (ii) will except from the Limitation on Affiliate Transactions covenant certain additional transactions, including the Distribution and related transactions as well as certain other transactions after the Distribution between

Manor Care Realty and ManorCare Health Services. Consummation of the Exchange Offer will result in the effective assumption of all or a part of the obligations of Manor Care under the Old Senior Notes as they existed prior to the Distribution.

         Consummation of the Exchange Offer is conditioned upon, among other things, acceptance of the Exchange Offer by holders of at least a majority in principal amount of the Old Senior Notes (the "Minimum Tender Condition") and consummation of the Distribution. Manor Care may in its sole discretion waive any such conditions and accept for exchange any Old Senior Notes properly tendered.


           DESCRIPTION OF CERTAIN INDEBTEDNESS OF MANOR CARE REALTY

The Realty Note

         On or prior to the Effective Date, Manor Care will make a capital contribution to ManorCare Health Services of (i) approximately $250 million in cash and (ii) the $250 million Realty Note of Manor Care Realty. Manor Care expects that the Realty Note will have the same general terms (including interest rate and maturity) as certain senior notes proposed to be sold by Manor Care Realty to finance the Distribution, except that, ManorCare Health Services will have the right to require Manor Care Realty to redeem the Realty Note at a redemption price equal to 100% of the principal amount thereof. Manor Care Realty's obligation to redeem the Realty Note is conditioned on Manor Care Realty's ability to finance the redemption at an interest rate that does not exceed the interest rate on the Realty Note plus 2%. If Manor Care Realty is unable to refinance the Realty Note, the interest rate on the Realty Note will increase by 2% per annum.

Other Indebtedness

         Manor Care Realty anticipates entering into new credit facilities to be provided by a group of banks (the "Credit Facilities") and publicly issuing $350 million aggregate principal amount of debt securities. Manor Care Realty anticipates that the Credit Facilities will consist of a $300 million revolving credit facility and a $150 million term loan facility. Manor Care Realty expects that the Credit Facilities will be secured by substantially all of the assets of Manor Care Realty and its subsidiaries and will be available for general corporate and working capital purposes, including acquisitions. Manor Care Realty expects that the Credit Facilities will contain certain customary financial and other affirmative and negative covenants, including, without limitation, covenants that will restrict, subject to certain exceptions, (i) incurrence of additional indebtedness and other obligations, (ii) certain mergers and consolidations, (iii) non-ordinary course asset sales, (iv) granting of liens to secure indebtedness, (v) prepayment or modification of the terms of other indebtedness, (vi) transactions with affiliates or (vii) declaration or payment of dividends or distributions on Manor Care Realty's capital stock. Manor Care Realty also expects that the Credit Facilities will contain various events of default customary for such type of agreement, including the occurrence of a change of control of Manor Care Realty.

                           PRO FORMA FINANCIAL DATA


The unaudited pro forma consolidated condensed statement of income for the fiscal year ended May 31, 1997 gives effect to (i) the Distribution and related transactions including the Exchange Offer, (ii) the terms of the Lease and Development Agreements and (iii) the terms of the Assisted Living Facility Management Agreement as if the Distribution occurred on June 1, 1996. The pro forma statement of income has been prepared by adjusting the historical consolidated statement of income to reflect the Distribution as if it had been effected on June 1, 1996. The pro forma consolidated condensed statement of income and balance sheet are based on preliminary estimates. The actual recording of the transactions will be based on actual costs.

The unaudited pro forma combined balance sheet at May 31, 1997 gives effect to
(i) the Distribution and related transactions including the Exchange Offer and
(ii) the terms of the Lease and Development Agreements as if the Distribution had occurred at that date. Such balance sheet has been prepared by adjusting the historical consolidated balance sheet to reflect the Distribution as if it had been effected on May 31, 1997. The pro forma consolidated condensed statement of income and balance sheet are based on preliminary estimates. The actual recording of the transactions will be based on actual costs.

The unaudited pro forma financial statements should be read in conjunction with the financial data presented elsewhere herein. The pro forma financial data are presented for informational purposes only and may not reflect the future results of operations or financial position of the Company.

                               MANOR CARE REALTY
                PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF MAY 31, 1997
                                (In thousands)

                                                                       Pro Forma
                                             May 31, 1997             Adjustments            Pro Forma
                                             ------------             -----------            ---------
Cash and cash equivalents                    $     18,396           $  500,000 (e)         $    29,304
                                                                      (250,000)(a)
                                                                      (140,100)(e)
                                                                       (99,000)(e)
                                                                             8 (b)

Other current assets                              175,273              (10,754)(d)             161,968
                                                                            74 (b)
                                                                        (2,625)(g)
                                              -----------            ---------              ----------
Total current assets                              193,669               (2,397)                191,272
Property and equipment, net                       805,793               27,016 (b)             818,238
                                                                       (14,571)(a)

Advances to discontinued
 lodging segment                                  115,723                                      115,723

Other assets                                       79,767               14,500 (f)              73,297
                                                                         1,196 (b)
                                                                       (22,166)(a)
Net investment in discontinued assisted
living, pharmacy and home health segments         277,066             (277,066)(a)                  --
Due from discontinued assisted living,
pharmacy and home health segments                  75,560              (45,560)(g)              30,000
                                              -----------            ---------              ----------
Total assets                                 $  1,547,578           $ (319,048)            $ 1,228,530
                                              ===========            =========              ==========

Total current liabilities                    $    159,951           $    1,215 (b)         $   204,117
                                                                        45,576 (d)
                                                                        (2,625)(g)
Long-term debt                                    491,190             (150,000)(c)             556,530
                                                                       260,900 (e)
                                                                       (45,560)(g)
Other long-term liabilities                       206,006                6,471 (b)             212,477
Due to the discontinued assisted living,
pharmacy and home health segments                      --              250,000 (a)             250,000
                                              -----------            ---------              ----------
Total liabilities                                 857,147              365,977               1,223,124

Total equity                                      690,431             (685,025)(a)               5,406
                                              -----------            ---------              ----------
Total liabilities and shareholders' equity   $  1,547,578           $ (319,048)            $ 1,228,530
                                              ===========            =========              ==========

MANOR CARE REALTY
CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                                                                Pro Forma Adjustments
                                                                                                                            Pro
Year ended May 31                                                                            Lease          Management     Forma
 (In thousands of dollars, except per share data)           1997       Distribution        Agreement        Agreement       1997
------------------------------------------------            ----       ------------        ---------        ---------       ----
REVENUES                                                 $1,056,095   $   1,603 (a)     $(1,017,570)(c)                   $217,132
                                                                                            177,004 (d)
                                                         ----------   ---------         -----------       --------        --------
EXPENSES
  Operating expenses                                        849,251       2,081 (a)        (733,362)(c)   $    402 (e)      59,013
                                                                             77 (a)         (59,774)(b)
                                                                            338 (b)
  Depreciation and amortization                              60,243         365 (a)                                         60,608
                                                         ----------   ---------         -----------       --------        --------
  Total expenses                                            909,494       2,861            (793,136)           402         119,621
                                                         ----------   ---------         -----------       --------        --------
INCOME FROM CONTINUING OPERATIONS
  BEFORE OTHER INCOME AND EXPENSES
  AND INCOME TAXES                                          146,601      (1,258)            (47,430)          (402)         97,511
                                                         ----------   ---------         -----------       --------        --------
OTHER INCOME AND (EXPENSES)
  Interest income from advances to discontinued
   lodging segment                                           21,221                                                         21,221
  Interest income and other                                   6,400                                                          6,400
  Interest expense                                          (24,514)    (30,594)(f)                                        (66,299)
                                                                        (11,191)(g)
                                                         ----------   ---------         -----------       --------        --------
  Total other income and (expenses), net                      3,107     (41,785)                                           (38,678)
                                                         ----------   ---------         -----------       --------        --------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                                       149,708     (43,043)            (47,430)          (402)         58,833
INCOME TAXES                                                 60,783     (17,023)(h)         (18,759)(g)       (159)(g)      24,842
                                                         ----------   ---------         -----------       --------        --------
INCOME FROM CONTINUING OPERATIONS                            88,925     (26,020)            (28,671)          (243)         33,991
DISCONTINUED ASSISTED LIVING, PHARMACY AND
 HOME HEALTH OPERATIONS
  Income from discontinued assisted living, pharmacy
   and home health operations (net of income taxes of
   $23,917)                                                  36,188     (36,188)(i)               -             -               -
DISCONTINUED LODGING OPERATIONS
  Income from discontinued lodging operations
  (net of income taxes of $8,734)                            11,829                                                         11,829
                                                         ----------   ---------         -----------       --------        --------
NET INCOME                                               $  136,942   $ (62,208)        $   (28,671)      $   (243)       $ 45,820
                                                         ----------   ---------         -----------       --------        --------
WEIGHTED AVERAGE SHARES OF
  COMMON STOCK                                               63,257                                                         63,257
                                                         ----------                                                       --------
INCOME PER SHARE OF COMMON STOCK
  Income from continuing operations                      $     1.40                                                       $   0.53
  Income from discontinued assisted living, pharmacy
   and home health operations                                  0.57                                                              -
  Income from discontinued lodging operations                  0.19                                                           0.19
                                                         ----------                                                       --------
  Net income per share of common stock                   $     2.16                                                       $   0.72
                                                         ==========                                                       ========

Notes to Pro Forma Consolidated Condensed Statement of Income
-------------------------------------------------------------

a) Reflects the revenues, income and expenses associated with facilities which opened during fiscal year 1997 (the "Developed Properties"). These facilities would not have been purchased by ManorCare Health Services under the terms of the Development Agreement until such facilities achieved 80% occupancy.

b) Reflects net additional costs associated with staffing of human resources, finance, legal, information technology, cash management, accounting personnel and directors costs and the transfer of expenses to ManorCare Health Services.

c) Reflects revenues and operating expenses of skilled nursing facilities owned by the Company and leased by ManorCare Health Services under the terms of the Lease Agreements.

d) Reflects lease payments from ManorCare Health Services for skilled nursing facilities under the terms of the Lease Agreements.

e) Reflects management fees associated with management of the Developed Properties under the terms of the Assisted Living Facility Management Agreement.

f) Reflects interest expense associated with the assumption of additional debt, net of the transfer of $150.0 million of 7 1/2% Senior Notes due 2006.

g) Reflects adjustments to intercompany interest allocated to ManorCare Health Services. These adjustments relate to interest on the Developed Properties and Investment and Advances to ManorCare Health Services.

h)      Reflects tax effect of adjustments made pursuant to notes (a) through
        (f).

i) Reflects the elimination of income from discontinued assisted living, pharmacy and home health operations as if the transaction had been effected on June 1, 1996.

Notes to Pro Forma Consolidated Condensed Balance Sheet
-------------------------------------------------------

a) Reflects cash of $250.0 million, the Realty Note, the net working capital of the skilled nursing facilities and other net assets contributed to the discontinued assisted living, pharmacy and home health operations at the Effective Date.

b) Reflects the addition of assets and liabilities attributable to the Developed Properties. These facilities would not have been purchased by ManorCare Health Services under the terms of the Development Agreement until such facilities achieved 80% occupancy.

c) Reflects the transfer of $150.0 million of 7 1/2% Senior Notes due 2006 to ManorCare Health Services.

d) Reflects the working capital transfer related to the skilled nursing facilities under the terms of the Distribution Agreement.

e) Reflects the additional $150 million of term debt and $350 million of public debt as well as the payoff of the 9 1/2% Senior Subordinated Notes and the Revolver.

f)      Reflects capitalized deferred financing fees.

g) Reflects the transfer of the assisted living mortgages to ManorCare Health Services on the Distribution Date.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Manor Care, Inc.:

We have audited the accompanying consolidated balance sheets of Manor Care, Inc. (a Delaware corporation) and subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended May 31, 1997. These consolidated financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Manor Care, Inc. and subsidiaries as of May 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule attached as Schedule II -- Valuation and Qualifying Accounts is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                            /s/ Arthur Andersen LLP
Washington, D.C.
June 27, 1997
(except for the transaction as discussed
 in the footnote entitled "Discontinued
 Assisted Living, Pharmacy and Home
 Health Operations" which is dated
 September 14, 1997)

MANOR CARE, INC.
CONSOLIDATED STATEMENTS OF INCOME


Years ended May 31 (In thousands of dollars, except per share data)                    1997               1996              1995
                                                                                       ----               ----              ----
REVENUES                                                                            $ 1,056,095       $   985,150       $   893,471
                                                                                    -----------       -----------       -----------

EXPENSES
 Operating expenses                                                                     789,074           735,671           670,987
 Depreciation and amortization                                                           60,243            56,503            48,284
 General corporate and other                                                             60,177            63,127            60,240
 Provisions for asset impairment and restructuring                                            -            25,100                 -
                                                                                    -----------       -----------       -----------
Total expenses                                                                          909,494           880,401           779,511
                                                                                    -----------       -----------       -----------
INCOME FROM CONTINUING OPERATIONS BEFORE
OTHER INCOME AND EXPENSES AND INCOME TAXES                                              146,601           104,749           113,960
                                                                                    -----------       -----------       -----------

OTHER INCOME AND (EXPENSES)
 Interest income from advances to discontinued lodging segment                           21,221            19,673            15,492
 Interest income and other                                                                6,400             3,452             6,372
 Interest expense                                                                       (24,514)          (18,951)          (18,872)
                                                                                    -----------       -----------       -----------
 Total other income and (expenses), net                                                   3,107             4,174             2,992
                                                                                    -----------       -----------       -----------
INCOME FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES                                                                            149,708           108,923           116,952

INCOME TAXES                                                                             60,783            44,563            46,101
                                                                                    -----------       -----------       -----------

INCOME FROM CONTINUING OPERATIONS                                                        88,925            64,360            70,851

DISCONTINUED ASSISTED LIVING, PHARMACY AND
HOME HEALTH OPERATIONS
Income from discontinued assisted living, pharmacy and home health
operations (net of income taxes of $23,917, $1,437 and $6,055)                           36,188             1,111             6,824

DISCONTINUED LODGING OPERATIONS
Income from discontinued lodging operations (net of income taxes
of $8,734, $14,966 and $13,144, respectively)                                            11,829            20,436            16,811
                                                                                    -----------       -----------       -----------
NET INCOME                                                                          $   136,942       $    85,907       $    94,486
                                                                                    ===========       ===========       ===========
WEIGHTED AVERAGE SHARES OF COMMON STOCK                                                  63,257            62,628            62,480
                                                                                    ===========       ===========       ===========
INCOME PER SHARE OF COMMON STOCK
Income from continuing operations                                                   $      1.40       $      1.03       $      1.13
Income from discontinued assisted living, pharmacy and home                                0.57              0.01              0.11
health operations
Income from discontinued lodging operations                                                0.19              0.33              0.27
                                                                                    -----------       -----------       -----------
Net income per share of common stock                                                $      2.16       $      1.37       $      1.51
                                                                                    ===========       ===========       ===========

The accompanying notes are an integral part of these consolidated statements.

MANOR CARE, INC.
CONSOLIDATED BALANCE SHEETS


As of May 31 (In thousands of dollars)                                                                 1997                1996
--------------------------------------                                                                 ----                ----
ASSETS
CURRENT ASSETS
 Cash and cash equivalents                                                                          $    18,396         $    38,943
 Receivables (net of allowances for doubtful accounts of $24,670 and $ 21,170)                          126,043              73,558
 Inventories                                                                                             11,273              10,523
 Income taxes                                                                                            32,083              39,237
 Due from discontinued assisted living, pharmacy and home health segments                                 2,625               2,481
 Other                                                                                                    3,249               1,439
                                                                                                    -----------         -----------
  Total current assets                                                                                  193,669             166,181
                                                                                                    -----------         -----------
PROPERTY AND EQUIPMENT, AT COST, NET OF ACCUMULATED DEPRECIATION                                        805,793             737,038
                                                                                                    -----------         -----------
GOODWILL, NET OF ACCUMULATED AMORTIZATION                                                                 9,479               5,298
                                                                                                    -----------         -----------
DUE FROM DISCONTINUED ASSISTED LIVING, PHARMACY AND HOME HEALTH SEGMENTS                                 75,560              49,946
                                                                                                    -----------         -----------
ADVANCES TO DISCONTINUED LODGING SEGMENT                                                                115,723             225,723
                                                                                                    -----------         -----------
NET INVESTMENT IN DISCONTINUED LODGING SEGMENT                                                                -             159,537
                                                                                                    -----------         -----------
NET INVESTMENT IN DISCONTINUED ASSISTED LIVING, PHARMACY AND HOME HEALTH SEGMENTS                       277,066             193,807
                                                                                                    -----------         -----------

OTHER ASSETS                                                                                             70,288              55,663
                                                                                                    -----------         -----------
                                                                                                    $ 1,547,578         $ 1,593,193
                                                                                                    ===========         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Current portion of long-term debt                                                                  $    11,649         $    22,171
 Accounts payable                                                                                        53,462              73,712
 Accrued expenses                                                                                        94,840              95,766
 Income taxes payable                                                                                        --               7,889
                                                                                                    -----------         -----------
  Total current liabilities                                                                             159,951             199,538
                                                                                                    -----------         -----------
MORTGAGES AND OTHER LONG-TERM DEBT                                                                      491,190             490,575
                                                                                                    -----------         -----------
DEFERRED INCOME TAXES ($151,138 AND $135,975) AND OTHER                                                 206,006             195,311
                                                                                                    -----------         -----------
SHAREHOLDERS' EQUITY
 Common stock $.10 par, 160.0 million shares authorized, 66.8 million and 65.8
   million shares issued and outstanding                                                                  6,682               6,581
 Contributed capital                                                                                    194,640             174,364
 Retained earnings                                                                                      538,630             571,925
 Cumulative translation adjustment                                                                           --              (1,362)
 Treasury stock, 3.2 million and 3.0 million shares, at cost                                            (49,521)            (43,739)
                                                                                                    -----------         -----------
  Total shareholders' equity                                                                            690,431             707,769
                                                                                                    -----------         -----------
                                                                                                    $ 1,547,578         $ 1,593,193
                                                                                                    ===========         ===========

The accompanying notes are an integral part of these consolidated balance sheets.

MANOR CARE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                               Common Stock            Contributed       Retained        Translation
(In thousands of dollars except common shares)            Shares          Amount         Capital         Earnings        Adjustment
----------------------------------------------            ------          ------         -------         --------        ----------
Balance, May 31, 1994                                   65,436,734      $    6,545      $  167,316      $  402,520       $      (31)
 Net income                                                      -               -               -          94,486                -
 Exercise of stock options                                  77,000               8             833               -                -
 Cash dividends                                                  -               -               -          (5,489)               -
 Other                                                           -               -             550               3              740
                                                        ----------      ----------      ----------      ----------       ----------

Balance, May 31, 1995                                   65,513,734           6,553         168,699         491,520              709
 Net income                                                      -               -               -          85,907                -
 Exercise of stock options                                 269,156              28           3,279               -                -
 Cash dividends                                                  -               -               -          (5,502)               -
 Other                                                           -               -           2,386               -           (2,071)
                                                        ----------      ----------      ----------      ----------       ----------

Balance, May 31, 1996                                   65,782,890           6,581         174,364         571,925           (1,362)
 Net income                                                      -               -               -         136,942                -
 Exercise of stock options                               1,011,951             101          12,153               -                -
 Cash dividends                                                  -               -               -          (6,108)               -
 Dividend of discontinued lodging segment                        -               -               -        (164,225)           1,362
 Tax benefit of stock option transactions                        -               -           6,818               -                -
 Other                                                           -               -           1,305              96                -
                                                        ----------      ----------      ----------      ----------       ----------

Balance, May 31, 1997                                   66,794,841      $    6,682      $  194,640      $  538,630       $        -
                                                        ==========      ==========      ==========      ==========       ==========

The accompanying notes are an integral part of these consolidated statements.

MANOR CARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS


Years Ended May 31 (In thousands of dollars)                                                   1997           1996           1995
-------------------------------------------                                                    ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                                  $ 136,942      $  85,907      $  94,486
Reconciliation of net income to net cash provided by operating activities:
 Income from discontinued assisted living, pharmacy and home health operations                (36,188)        (1,111)        (6,824)
 Income from discontinued lodging operations                                                  (11,829)       (20,436)       (16,811)
 Depreciation and amortization                                                                 60,243         56,503         48,284
 Provisions for asset impairment and restructuring                                                  -         25,100              -
 Amortization of debt discount                                                                    513            455            499
 Provisions for bad debt                                                                       15,442         13,776         10,723
 Increase (decrease) in deferred taxes                                                         23,538         (5,970)           858
 Gain on sale of healthcare facilities                                                         (7,322)             -              -
Minority interest                                                                                 120            137             82
Changes in assets and liabilities (excluding sold facilities & acquisitions):
Change in receivables                                                                         (69,662)       (27,017)       (18,283)
Change in inventories and other current assets                                                 (2,371)         2,749         (8,118)
Change in current liabilities                                                                 (21,506)        43,805         13,490
Change in income taxes payable                                                                 (5,444)        11,202        (12,598)
Change in other liabilities                                                                    (6,726)         6,164         (1,729)
                                                                                            ---------      ---------      ---------
NET CASH PROVIDED BY CONTINUING OPERATIONS                                                     75,750        191,264        104,059
NET CASH PROVIDED (UTILIZED) BY DISCONTINUED ASSISTED LIVING,
 PHARMACY AND HOME HEALTH OPERATIONS                                                           13,505        (15,305)        17,111
NET CASH PROVIDED BY DISCONTINUED LODGING OPERATIONS                                           40,599         52,682         48,604
                                                                                            ---------      ---------      ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                     129,854        228,641        169,774
                                                                                            ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment                                                         (128,238)       (90,164)       (58,721)
Investment in systems development                                                             (15,257)       (14,167)        (8,159)
Acquisition of healthcare facilities                                                          (17,793)       (32,369)       (26,560)
Sale of healthcare business                                                                         -              -         13,334
Sale of healthcare facilities                                                                  17,283              -              -
Receipts from (advances to) discontinued lodging segment                                      113,267        (27,201)       (51,461)
Advances to discontinued assisted living segment                                              (75,267)      (102,803)       (42,072)
Other items, net                                                                                7,105         (8,614)          (963)
                                                                                            ---------      ---------      ---------
NET CASH UTILIZED BY INVESTING ACTIVITIES OF CONTINUING OPERATIONS                            (98,900)      (275,318)      (174,602)

NET CASH (UTILIZED) PROVIDED BY INVESTING ACTIVITIES OF DISCONTINUED
ASSISTED LIVING, PHARMACY AND HOME HEALTH OPERATIONS                                         (136,093)        18,454        (18,883)
NET CASH UTILIZED BY INVESTING ACTIVITIES OF DISCONTINUED
 LODGING OPERATIONS                                                                           (29,424)      (169,641)       (92,422)
                                                                                            ---------      ---------      ---------
NET CASH UTILIZED BY INVESTING ACTIVITIES                                                    (264,417)      (426,505)      (285,907)
                                                                                            ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt                                                                  179,400        149,000        207,254
Principal payments of long-term debt                                                         (179,090)       (22,135)      (122,496)
Proceeds from exercise of stock options                                                        12,254          3,307            841
Treasury stock acquired                                                                        (5,782)        (1,131)           (73)
Retirement of debentures                                                                       (9,900)             -              -
Dividends paid                                                                                 (6,108)        (5,502)        (5,489)
                                                                                            ---------      ---------      ---------
NET CASH (UTILIZED) PROVIDED BY FINANCING ACTIVITIES OF CONTINUING
OPERATIONS                                                                                     (9,226)       123,539         80,037
NET CASH PROVIDED (UTILIZED) BY FINANCING ACTIVITIES OF
DISCONTINUED ASSISTED LIVING, PHARMACY AND HOME HEALTH OPERATIONS                             122,588         (3,149)         1,772

NET CASH PROVIDED BY FINANCING ACTIVITIES OF DISCONTINUED LODGING
OPERATIONS                                                                                        654         43,687         50,008
                                                                                            ---------      ---------      ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                     114,016        164,077        131,817
                                                                                            ---------      ---------      ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                                       (20,547)       (33,787)        15,684
                                                                                            ---------      ---------      ---------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                 38,943         72,730         57,046
                                                                                            ---------      ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                    $  18,396      $  38,943      $  72,730
                                                                                            =========      =========      =========
NONCASH ACTIVITIES:
Liabilities assumed in connection with acquisition of property                              $       -      $  13,000      $       -
                                                                                            =========      =========      =========

The accompanying notes are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Manor Care, Inc. and its subsidiaries (the "Company"). As a result of the Company's announcement of its intent to spin-off its assisted living, pharmacy and home health businesses, the financial statements reflect these segments as a discontinued operation. As a result of the Company's spin-off of its lodging operations, the accompanying financial statements reflect the lodging segment as a discontinued operation. All significant intercompany transactions have been eliminated, except for advances to the discontinued segments and the related interest income and interest expense.

Cash
The Company considers all highly liquid securities purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment
The components of property and equipment at May 31, were as follows.

(In thousands of dollars)                                    1997                 1996
-------------------------                                    ----                 ----
Land                                                    $    76,130          $    74,969
Building and improvements                                   815,851              759,273
Capitalized leases                                           12,747               12,747
Furniture, fixtures and equipment                           175,896              161,067
Facilities in progress                                       48,154               39,282
                                                        -----------          -----------
                                                          1,128,778            1,047,338
Less: accumulated depreciation and amortization            (322,985)            (310,300)
                                                        -----------          -----------
                                                        $   805,793          $   737,038
                                                        ===========          ===========

Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates have been based follows.

Building and improvements                   10-40 years
Furniture, fixtures and equipment            3-20 years

Accumulated depreciation includes $6.4 million and $6.0 million at May 31, 1997 and 1996, respectively, relating to capitalized leases. Capitalized leases are amortized on a straight-line basis over the lesser of the lease term or the remaining useful life of the leased property.

Capitalization Policies

Major renovations and replacements are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and related accumulated depreciation are eliminated from the accounts and the related gain or loss is taken into income. Maintenance, repairs, and minor replacements are charged to expense.

Construction overhead and costs incurred to ready a project for its intended use are capitalized for major development projects and are amortized over the lives of the related assets.

Costs incurred for systems development are capitalized and are amortized over the estimated useful lives of the related assets.

The Company capitalizes interest on borrowings applicable to facilities in progress. Interest has been capitalized as follows: 1997, $3.3 million; 1996, $2.6 million; 1995, $1.2 million.

Goodwill

Goodwill primarily represents an allocation of the excess purchase price of certain acquisitions over the recorded fair value of the net assets. Goodwill is amortized over 40 years. Amortization expense amounted to $0.2 million, $0.1 million and $0.1 million in each of the years ended May 31, 1997, 1996 and 1995, respectively.

Self-Insurance Programs

The Company self-insures for certain levels of general and professional liability, automobile liability, and workers' compensation coverage. The estimated costs of these programs are accrued at present values at a discount rate of 7% based on actuarial projections for known and incurred but not reported claims.

Pro Forma Information (Unaudited)

After giving effect to the Distribution and related transactions (see "Discontinued Assisted Living, Pharmacy and Home Health Operations") pro forma revenues, net income and net equity for fiscal year 1997 would have been $217.0 million, $45.8 million, and $5.4 million, respectively.

Pro forma income per share for 1997, after giving effect to the transaction described in the pro forma consolidated financial statements, would have been $0.72. Pro forma income per common share is computed by dividing pro forma net income by the weighted average number of outstanding common shares, aggregating
63.3 million in 1997.

Accounting for Stock-Based Compensation

The Company has elected the disclosure-only alternative permitted under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has disclosed herein pro forma net income and pro forma earnings per share in the footnotes using the fair value based method beginning in fiscal year 1997 with comparable disclosures for fiscal year 1996.

Net Income Per Common Share

Net income per common share has been computed based on the weighted average number of shares of common stock outstanding. Stock options are included in the calculation when dilutive.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported or disclosed in its financial statements and the notes related thereto. Actual results could differ from those estimates.

Reclassifications

Certain amounts previously presented have been reclassified to conform to the 1997 presentation.

Impact of New Accounting Pronouncements

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share" ("SFAS 128"), which is effective for fiscal years ending after December 15, 1997, including interim periods. Earlier adoption is not permitted. However, an entity is permitted to disclose pro forma earnings per share amounts computed under SFAS 128 in the notes to the financial statements in periods prior to adoption. The statement requires restatement of all prior-period earnings per share data presented after the effective date. SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share and is substantially similar to the standard recently issued by the International Accounting Standards Committee entitled "International Accounting Standards, Earnings Per Share." The Company plans to adopt SFAS 128 in fiscal year 1998 and has not determined the impact of adoption.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS 130"), which is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting and display of comprehensive income and its components. The Company plans to adopt SFAS 130 in fiscal year 1999 and has not determined the impact of adoption.

ACCRUED EXPENSES

Accrued expenses at May 31, 1997 and 1996 were as follows.

(In thousands of dollars)                                1997              1996
-------------------------                                ----              ----
Payroll                                                $50,323           $47,108
Taxes other than income                                 12,892            11,568
Insurance                                                9,832            14,079
Interest                                                 6,928             1,246
Other                                                   14,865            21,765
                                                       -------           -------
                                                       $94,840           $95,766
                                                       =======           =======

LONG-TERM DEBT

Maturities of long-term debt at May 31, 1997 were as follows.

Fiscal year (In thousands of dollars)
-------------------------------------
1998                           $  11,649
1999                               6,042

2000                               6,523
2001                               5,965
2002                               6,024
2003 to 2024                     466,636
                                --------
                                $502,839
                                ========

Long-term debt, consisting of mortgages, capital leases, Senior Notes, and Senior Subordinated Notes, was net of discount of $1.2 million and $1.0 million at May 31, 1997 and 1996, respectively. Amortization of discount was $0.5 million in 1997, 1996, and 1995, including write-offs associated with debt redemptions. At May 31, 1997, the Company had mortgages and capital leases of $80.2 million, of which $45.6 million is related to mortgages on assisted living facilities. Mortgages on assisted living facilities are held by the Company and will be transferred to ManorCare Health Services on the Distribution Date.

Interest paid was $34.1 million in 1997, $29.8 million in 1996 and $22.4 million in 1995. During fiscal year 1997, interest rates on subordinated debt ranged from 4.8% to 9.5%. Interest rates on mortgages and other long-term debt ranged from 2.6% to 12.0%. The weighted average interest rate in fiscal year 1997 was 7.5%.

In June 1996, the Company issued $150.0 million of 7 1/2% Senior Notes due 2006. These notes are redeemable at the option of the Company at any time at a price equal to the greater of (a) the principal amount or (b) the sum of the present values of the remaining scheduled payments of principal and interest, discounted with an applicable treasury rate plus 15 basis points, plus accrued interest to the date of redemption. The proceeds of this offering were used to repay borrowings under the Company's $250.0 million competitive advance and multi-currency revolving credit facility (the "Facility").

In November 1992, the Company issued $150.0 million of 9 1/2% Senior Subordinated Notes due November 2002. In July 1996, the Company repurchased $9.9 million of the 9 1/2% Senior Subordinated Notes for $10.5 million.

In September 1996, the Company amended the Facility provided by a group of sixteen banks. The Facility provides that up to $75.0 million is available for borrowings in foreign currencies. Borrowings under the Facility are, at the option of the Company, at one of several rates including LIBOR plus 20 basis points. In addition, the Company has the option to request participating banks to bid on loan participation at lower rates than those contractually provided by the Facility. The Facility presently requires the Company to pay fees of 1/10 of 1% on the entire loan commitment. The Facility will terminate on September 6, 2001. At May 31, 1997, outstanding revolver borrowings amounted to $85.0 million.

Various debt agreements impose, among other restrictions, restrictions regarding financial ratios and payment of dividends. Pursuant to such restrictions, owned property with a net book value of $91.6 million was pledged or mortgaged and approximately $167.4 million of retained earnings was not available for cash dividends.

LEASES

The Company operates certain property and equipment under leases, some with purchase options that expire at various dates through 2035. Future minimum lease payments are as follows.

                                         Operating      Capitalized
(In thousands of dollars)                 Leases           Leases
-------------------------                 ------           ------
1998                                   $  5,123        $   701
1999                                      4,870            702
2000                                      4,677            615
2001                                      4,360            292

2002                                      4,179            292
Thereafter                               36,364          1,904
                                       --------        -------
Total minimum lease payments           $ 59,573          4,506
                                       ========        =======
Less:  amount representing interest                      1,435
                                                       -------
Present value of lease payments                          3,071
                                                       -------
Less:  current portion                                     414
                                                       -------
Lease obligations included in long-term debt           $ 2,657
                                                       =======

Rental expense under noncancelable operating leases was $3.9 million in 1997, $4.5 million in 1996 and $3.6 million in 1995.

INTEREST RATE HEDGING

The Company has entered into multiple interest rate swap agreements to hedge its exposure to fluctuations in interest rates on its long-term debt and operating leases. At May 31, 1997, the Company had three interest rate swap agreements outstanding, with a total notional principal amount of $30.3 million. These agreements effectively convert the Company's interest rate exposure on a floating rate operating lease to a fixed interest rate of 5.60% and mature simultaneously with the relevant operating lease in 2002. While the Company is exposed to credit loss in the event of nonperformance by other parties to outstanding interest rate swap agreements, the Company does not anticipate any such credit losses.

In conjunction with the June 1996 issuance of $150.0 million of 7 1/2% Senior Notes, the Company also entered into a series of interest rate swap and treasury lock agreements having a total notional principal amount of $150.0 million. Agreements with a total notional principal amount of $100.0 million were terminated concurrent with the pricing of the notes offering on May 30, 1996 with a $2.7 million cash gain. The remaining agreement, with a total notional principal amount of $50.0 million was terminated on October 23, 1996 with a $1.4 million cash gain. The gains on the termination of the agreements have been deferred and are being amortized against interest expense over the life of the 7 1/2% Senior Notes.

INCOME TAXES

The Company files a consolidated return which includes the assisted living operations. The income tax provision of the Company is calculated based on a separate company basis.

Income tax provisions were as follows for the year ended May 31.

(In thousands of dollars)           1997               1996             1995
-------------------------           ----               ----             ----
Current tax expense
  Federal                         $31,171            $41,663          $37,129
  State                             6,074              8,870            8,114

Deferred tax expense
  Federal                          19,112             (4,811)             703
  State                             4,426             (1,159)             155
                                  -------            -------          -------
                                  $60,783            $44,563          $46,101
                                  =======            =======          =======

Deferred tax assets (liabilities) are comprised of the following at May 31.

(In thousands of dollars)                    1997          1996          1995
-------------------------                    ----          ----          ----
Depreciation and amortization             $ (92,620)    $ (78,946)    $ (77,802)
Purchased tax benefits                      (44,110)      (45,527)      (46,212)
Other                                       (21,490)      (18,678)      (17,881)
                                          ---------     ---------     ---------
Gross deferred tax liabilities             (158,220)     (143,151)     (141,895)
                                          ---------     ---------     ---------
Tax deposit                                   5,754         5,754        12,000
Reimbursement reserve                         4,389        16,882         4,996
Reserve for doubtful accounts                12,320         9,175         7,561
Deferred compensation                        12,919         9,526         9,409
Other                                         3,636         5,076         7,552
                                          =========     =========     =========
Gross deferred tax assets                    39,018        46,413        41,518
                                          ---------     ---------     ---------
Net deferred tax                          $(119,202)    $ (96,738)    $(100,377)
                                          =========     =========     =========

A reconciliation of income tax expense at the statutory rate to income tax expense included in the consolidated statements of income follows.

(In thousands of dollars)                            1997         1996         1995
-------------------------                            ----         ----         ----
Federal income tax rate                                  35%          35%          35%
                                                   ========     ========     ========
Federal taxes at statutory rate                    $ 52,398     $ 38,123     $ 40,933
State income taxes, net of Federal tax benefit        6,825        5,012        5,375
Minority interest                                       931          (44)         805
Tax credits                                            (143)         (19)        (895)
Other                                                   772        1,491         (117)
                                                   --------     --------     --------
Income tax expense                                 $ 60,783     $ 44,563     $ 46,101
                                                   ========     ========     ========

Income taxes paid on a consolidated basis for the years ended May 31, 1997, 1996, 1995 were $47.5 million, $53.1 million, and $68.7 million, respectively.


CAPITAL STOCK

There are 5.0 million shares of authorized but unissued preferred stock with a par value of $1.00 per share. The rights of the preferred shares will be determined by the Board of Directors when the shares are issued.

During fiscal years 1997 and 1996, the Company acquired 134,118 and 30,208 shares of its common stock for a total cost of $5.8 million and $1.1 million, respectively. A total of 8.9 million shares of common stock have been authorized, under various stock option plans, to be granted to key executive officers and key employees. At May 31, 1997 and 1996, options for the purchase of an aggregate of 3,041,807 and 3,667,527 shares were outstanding at prices equal to the market value of the stock at date of grant. Options totaling 822,717 are presently exercisable and 2,219,090 will become exercisable from fiscal year 1998 to 2002 and will expire at various dates to February 2007. In addition, 49,957 options have been granted to non-employee directors. Options totaling 7,630 are presently exercisable and 42,327 options will become exercisable from fiscal year 1998 to 2001 and will expire at various dates to September 2001.

Option activity under the above plans was as shown in the table below.

Options                                                         1997                 1996                  1995
-------                                                         ----                 ----                  ----
Granted: No. of shares                                       956,400               582,168               110,000
  Avg. option price                                          $38.82                $30.89                $27.50
Adjustment as a result of the spin-off: No. of shares        1,454,915                  -                     -
Exercised: No. of shares                                     1,011,951             269,156               77,000
  Avg. option price                                          $8.45                 $12.34                $10.92
Canceled: No. of shares                                      2,010,127             148,735                    -
 Avg. option price                                           $22.42                $20.57                     -
Outstanding at May 31:
 No. of shares                                               3,091,764             3,702,527             3,538,250
 Avg. option price                                           $14.87                $16.87                $14.36
Available for grant at May 31: No. of shares                 1,680,826             1,089,899             1,603,500

In connection with the spin-off of the Company's lodging segment, the outstanding options held by current and former employees of the Company as of November 1, 1996 were redenominated in both Company and lodging company stock and the number and exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies to retain the intrinsic value of the options. The total number of options outstanding increased by 1,454,915 as a result of this adjustment.

The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its various stock option plans and employee stock purchase plan and, accordingly, no compensation expense has been recognized for options granted and shares purchased under the provisions of these plans. Had compensation expense for options granted and shares purchased under the stock-based compensation plans been determined based on the fair value at the grant dates, net income and earnings per share would have been as follows for the years ended May 31.

(In thousands of dollars,
except per share data)                  1997                1996
----------------------                  ----                ----
Net income:
  As reported                         $136,942            $85,907
  Pro forma                           $128,141            $81,697
                                      --------            -------
Earnings per share:
  As reported                         $   2.16            $  1.37
  Pro forma                           $   2.03            $  1.30
                                      ========            =======

The effects of applying SFAS 123 in this pro forma disclosure may not be representative of the effects on reported net income for future years. SFAS 123 does not apply to awards granted prior to fiscal year 1996 and additional awards are anticipated in future years.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. In computing these pro forma amounts, the Company has assumed a risk-free interest rate equal to approximately 6.36% and 6.37% for fiscal years 1997 and 1996, respectively, expected volatility of 12.8%, dividend yields based on historical dividends of $.088 per share annually and expected option lives of eight years. The average fair values of the options granted during 1997 and 1996, as measured on the dates of the grants, are estimated to be $15.12 and $11.96, respectively.

ACQUISITIONS AND DIVESTITURES

During fiscal year 1997, the Company acquired a nursing center in California for $4.4 million and a nursing center in Michigan for $13.4 million. Through new construction, the Company opened four skilled nursing centers. The Company sold four nursing centers in Indiana, Iowa, Illinois, and Texas for $17.3 million and transferred an assisted living facility with an approximate net book value of $4.9 million to the discontinued lodging segment.

During fiscal year 1996, the Company acquired four nursing centers and an operating lease for approximately $45.4 million, of which $32.4 million was cash and the remainder was assumed liabilities.

During fiscal year 1995, the Company purchased three nursing centers for approximately $26.6 million. In March 1995, the Company sold its investment in a physicians' practice management business for $13.3 million. The physicians' practice management investment was made in fiscal year 1994 in the amount of $10.0 million.

Unless otherwise noted, acquisitions are accounted for as purchases. Acquisition costs in excess of fair market value of the assets acquired are allocated to goodwill.

PROVISIONS FOR ASSET IMPAIRMENT AND RESTRUCTURING

The Company recorded provisions of $25.1 million in fiscal year 1996 related to the impairment of certain long-lived assets and costs associated with the Company's restructuring. The most significant components of the provisions were non-cash asset impairment charges of $20.0 million relating to writedowns of property, equipment and capitalized systems development costs. The Company periodically reviews the net realizable value of its long-term assets and makes adjustments accordingly. The impairment of the property and equipment was recorded in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121").

DISCONTINUED ASSISTED LIVING, PHARMACY AND HOME HEALTH OPERATIONS

On September 15, 1997, the Company announced its intention to proceed with a separation of its assisted living, pharmacy and home health businesses (collectively, the "Business") from its skilled nursing, real estate and healthcare facility development business via a spin-off of the Business (the "Distribution"). The spin-off of the Business will be effected by a distribution to the Company's shareholders of all the common stock of ManorCare Health Services, Inc., ("ManorCare Health Services") a wholly owned subsidiary of the Company, which as of the date of the spin-off, will own and operate all the Company's assisted living, pharmacy and home health operations as well as manage the skilled nursing assets owned by the Company. The Board of Directors voted in September 1997 to approve in principle the transaction subject to receipt of other approvals and consents and satisfactory implementation of the arrangements for the Distribution. The Company anticipates that the transaction will be completed by the end of the 1997 calendar year. The Distribution is conditional upon certain matters, including receipt of a ruling from the Internal Revenue Service that the spin-off will be tax-free and declaration of the special dividend by the Company's Board of Directors.

The revenues, income from operations before income taxes and net income from discontinued assisted living, pharmacy and home health operations for the years ended May 31, 1997, 1996, and 1995 were as follows.

(In thousands of dollars)                                    1997                 1996                1995
-------------------------                                    ----                 ----                ----
Revenues                                                   $471,152             $263,047            $125,987
                                                           ========             ========            ========
Income from discontinued assisted living, pharmacy
 and home health operations before taxes                   $ 60,105             $  2,548            $ 12,879
                                                           ========             ========            ========

Net income from discontinued assisted living, pharmacy
and home health operations                                             $  36,188            $    1,111          $   6,824
                                                                       =========            ==========          =========

Included in discontinued assisted living, pharmacy and home health operations is interest expense charged by the Company relating to cash advances provided to the assisted living segment for the acquisition and construction of assisted living assets. For the years ended May 31, 1997, 1996, and 1995, interest so allocated amounted to $11.2 million, $8.4 million and $3.8 million, respectively. The cash advances related to assisted living acquisitions and construction are included in net investment in discontinued assisted living, pharmacy and home health segments. Such advances amounted to $307.1 million and $193.8 million at May 31, 1997 and 1996, respectively. The advances will be forgiven at the date of the proposed spin-off.

General corporate expenses of $8.4 million, $9.2 million and $3.0 million, respectively, were charged to discontinued assisted living, pharmacy and home health operations for the years ended May 31, 1997, 1996, and 1995. Allocation of general corporate charges was principally determined based on time allocations.

For purposes of providing an orderly transition after the Distribution, ManorCare Health Services and the Company will enter into various agreements, including, among others, Lease Agreements, Development Agreement, Assisted Living Facility Management Agreement, Tax Sharing Agreement, Tax Administration Agreement, Corporate Services Agreement, Employee Benefits and Other Employment Matters Allocation Agreement, and Employee Benefits Administration Agreement. Effective at the Distribution Date, these agreements will provide, among other things, that ManorCare Health Services (i) will perform certain corporate and support services, such as accounting, risk management and computer system support, (ii) will establish or participate in pension, profit sharing and incentive plans similar to those in place at Manor Care, (iii) will receive certain miscellaneous administrative services and (iv) will lease skilled nursing facilities and corporate offices from the Company.

DISCONTINUED LODGING OPERATIONS

On November 1, 1996, the Company completed the spin-off of its lodging segment. The Company's shareholders of record on October 10, 1996 received one share of Choice Hotels International, Inc. common stock for each outstanding share of Manor Care common stock. Accordingly, lodging results are reported as discontinued operations for all periods presented.

The revenues, income from discontinued lodging operations before income taxes, and net income from discontinued lodging operations for the years ended May 31, 1997, 1996, and 1995 were as follows.


     (In thousands of dollars)                                  1997                  1996                 1995
     -------------------------                                  ----                  ----                 ----
     Revenues                                                $89,849              $374,873             $302,535
     Income from discontinued operations
     before income taxes                                     $20,563              $ 35,402             $ 29,955
     Net income from discontinued operations                 $11,829              $ 20,436             $ 16,811

Net income from discontinued operations for the year ended May 31, 1996 includes the results of operations of the lodging segment through March 7, 1996, the measurement date. During the period from the measurement date through May 31, 1996, the lodging segment incurred a net loss of $12.0 million. The net loss was primarily the result of provisions for asset impairment and costs and expenses directly associated with the spin-off totaling $33.3 million. The non-cash provision for asset impairment in the discontinued lodging segment reflects primarily the writedown of European hotel assets based on expected future cash flows. This non-cash provision was recorded in accordance with SFAS 121. No loss on the disposal of the discontinued lodging operations was recognized as the discontinued lodging segment generated income between the measurement date and the date of the spin-off.

Included in discontinued lodging operations is interest expense charged by the continuing operations to the discontinued lodging segment relating to cash advances provided to the discontinued lodging segment for the acquisition and renovation of lodging assets. For the years ended May 31, 1997, 1996, and 1995, interest so allocated amounted to $3.4 million, $19.7 million, and $15.5 million, respectively. The indebtedness related to lodging acquisitions and renovations is reflected as advances to discontinued lodging segment in the consolidated balance sheets. Such advances amounted to $115.7 million and $225.7 million at May 31, 1997 and 1996, respectively. The indebtedness is to be repaid over a three year period from the date of the spin-off. Interest is charged at an annual rate of 9% on the indebtedness. The Company received a prepayment of $110.0 million on the advances to the discontinued lodging segment. This payment was subject to a prepayment penalty of $1.9 million.

General corporate expenses of $5.5 million, $7.4 million, and $6.3 million, respectively, were charged to discontinued lodging operations for the years ended May 31, 1997, 1996, and 1995. Allocation of general corporate charges was principally determined based on time allocations.

For purposes of providing an orderly transition after the spin-off, the Company has entered into various agreements with the discontinued lodging segment, including, among others, a Tax Sharing Agreement, Corporate Services Agreement, Employee Benefits Allocation Agreement and Support Services Agreement. These agreements provide, among other things, that the Company (i) will provide certain corporate and support services, such as accounting, tax, and computer systems support and (ii) will provide certain risk management services and other miscellaneous administrative services. These agreements will extend for a period of 30 months from the spin-off date or until such time as the discontinued lodging segment has arranged to provide such services in-house or through another unrelated provider of such services.

COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and counsel to the Company, the ultimate outcome of such litigation will not have a material adverse effect on the Company's financial position or results of operations.

Revenues recorded under Federal and state medical assistance programs are subject to adjustment upon audit by appropriate government agencies. For fiscal years 1997, 1996, and 1995 these revenues amounted to $464.1 million, $440.6 million, and $391.1 million, respectively. In the opinion of management, any difference between revenues recorded and final determination will not be significant.

In fiscal year 1997, the Health Care Financing Administration issued a modification to regulations governing the treatment of interest expense and investment income offsets for Medicare reimbursement purposes. As a result of this modification the Company recognized revenues of approximately $20 million in fiscal year 1997, which had been reserved in prior years.

As of May 31, 1997, the Company had contractual commitments of $58.2 million relating to its internal construction program.

PENSION, PROFIT SHARING AND INCENTIVE PLANS

The Company has various pension and profit sharing plans, including a supplemental executive retirement plan, and contributes to certain union welfare plans. The provision for these plans amounted to $11.8 million in 1997, $11.6 million in 1996, and $11.0 million in 1995. All vested benefits under retirement plans are funded or accrued.

The Company sponsors a defined contribution profit sharing plan covering substantially all of its employees. Contributions of up to 6% of each covered employee's salary are determined based on the employee's level of contribution to the plan, years of service and Company profitability. The cost of the plan totaled $7.2 million in 1997, $5.8 million in 1996, and $4.8 million in 1995.

Also included in the Company's retirement plans is a defined benefit pension plan covering substantially all of its employees. The benefits are based on service credits for years of participation after January 1, 1992. In addition, there is a prior benefit equal to the accrued benefit at December 31, 1991 for certain individuals who were participants in a predecessor plan. No new participants were eligible to enter this plan after August 15, 1996 and service credits for all participants were frozen as of December 31, 1996.

Service cost benefits earned during fiscal years 1997, 1996 and 1995 approximated the plan's annual costs of $4.0 million, $2.8 million, and $2.7 million, respectively. As of February 28, 1997, 1996, and 1995, plan assets of approximately $20.3 million, $14.4 million, and $11.0 million compared to vested benefit obligations of $17.0 million, $12.4 million, and $8.7 million, respectively.

Projected benefit obligations were not significantly different from accumulated benefit obligations of $21.0 million, $16.3 million, and $11.0 million as of the same dates. Liabilities recorded on the Company's balance sheets as of May 31, 1997, 1996, and 1995 were $2.3 million, $2.0 million, and $0.5 million, respectively. Projected benefit obligations were determined using an assumed discount rate of 7.5% for 1997, 7.0% for 1996, and 8.5% for 1995, an assumed rate of return on plan assets of 8.25%, and an assumed compensation increase of 4.5%.

The Company also has various incentive compensation plans for certain personnel. Incentive compensation expense was $3.1 million in 1997, $3.0 million in 1996, and $3.1 million in 1995.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair values of long-term debt instruments were determined by discounting future cash flows using the Company's current market rates and do not vary substantially from the amounts recorded on the balance sheet.

The balance sheet carrying amounts of cash, cash equivalents, and receivables approximate fair value due to the short-term nature of these items. Management believes that the fair value of the advances to the discontinued segments approximates the carrying value.

Total fair market value for the outstanding interest rate swap agreements at May 31, 1997 and 1996 was $1.4 million and $1.8 million, respectively. Fair values were determined based on quoted rates.

SUMMARY OF QUARTERLY RESULTS
(Unaudited)


                                                     Income from Continuing Operations
Quarters ended (In thousands of                            Before Other Income and
dollars, except per share data)    Revenues             (Expenses) and Income Taxes          Net Income        Per Share
-------------------------------    --------             ---------------------------          ----------        ---------
FISCAL 1997
August                           $  250,226                    $   29,939                    $   23,685        $     .38
November                            259,336                        37,572                        32,444              .51
February                            269,188                        39,326                        61,392              .97
May                                 277,345                        39,764                        19,421              .30
                                 ----------                    ----------                    ----------        ---------
                                 $1,056,095                    $  146,601                    $  136,942        $    2.16
                                 ==========                    ==========                    ==========        =========
FISCAL 1996

August                             $236,911                      $ 26,985                     $ 28,426         $    .45
November                            243,451                        32,717                       28,788              .46
February                            250,954                        32,572                       22,302              .36
May                                 253,834                        12,475                        6,391              .10
                                   --------                      --------                     --------         --------
                                   $985,150                      $104,749                     $ 85,907         $   1.37
                                   ========                      ========                     ========         ========

QUARTERLY MARKET PRICE RANGE OF
 COMMON STOCK AND DIVIDENDS PAID
(Unaudited)

                                                         Cash Dividends Paid
                       Market Price Per Share            Per Share
Quarters Ended         High               Low            Amount        Date
--------------         ----               ---            ------        ----
 FISCAL 1997
August                $39.63*           $31.50*          $0.222        8/27/96
November              $42.25*           $23.75           $0.222        11/27/96
February              $28.00            $24.13           $0.222        2/27/97
May                   $28.38            $21.88           $0.222        5/27/97

FISCAL 1996
August                $34.25*           $27.78*          $0.222        8/25/95
November              $35.58*           $30.50*          $0.222        11/27/95
February              $40.25*           $32.75*          $0.222        2/27/96
May                   $43.50*           $36.50*          $0.222        5/24/96

*Market prices prior to November 1, 1996, are reflective of the stock value prior to the spin-off of the discontinued lodging business.

                                                                     Schedule II

                               MANOR CARE, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                           (In thousands of dollars)

      Description           Balance at    Charged to                  Balance at
                            Beginning       Profit                       End
                            of Period      and Loss     Write-offs    of Period
                            ---------      --------     ----------    ---------
Year ended May 31, 1997
Allowance for doubtful
accounts                     $21,170        $15,442     ($11,942)      $24,670

Year ended May 31, 1996
Allowance for doubtful
accounts                     $17,418        $13,776     ($10,024)      $21,170

Year ended May 31, 1995
Allowance for doubtful
accounts                     $14,300        $10,723     ($ 7,605)      $17,418

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                                  EXHIBIT INDEX
                                  -------------


  27  -     Financial Data Schedule.

99.1  -     Press Release.